UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

AMARIN CORPORATION PLC

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

77 Sir John Rogerson’s Quay, Block C

Grand Canal Docklands, Dublin 2, Ireland

(Registered in England & Wales under Company No. 2353920)

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of Amarin Corporation plc, a public limited company registered in England and Wales (the “Company”), will be held at the Dublin offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland, on June 27, 2022 at 3:00 p.m. local time for the purpose of considering and, if thought fit, passing the following resolutions, all of which will be proposed as ordinary resolutions:

1.    To re-elect Mr. Karim Mikhail as a director;

2.    To re-elect Mr. Per Wold-Olsen as a director;

3.    To re-elect Ms. Erin Enright as a director;

4.    To re-elect Mr. Alfonso Zulueta as a director;

5.    To hold an advisory (non-binding) vote to approve the compensation of the Company’s “named executive officers” as described in full in the “Executive Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure on pages 34 to 49 of the accompanying Proxy Statement;

6.    To appoint Ernst & Young LLP as auditors of the Company to hold office until the conclusion of the next general meeting at which accounts are laid before the Company and to authorize the Audit Committee of the Board of Directors of the Company to fix the auditors’ remuneration as described in full on pages 11 to 12 of the accompanying Proxy Statement; and

7.    To adopt and approve the proposed amendment to the Company’s 2020 Stock Incentive Plan as described on pages 13 to 21 of the accompanying Proxy Statement.

Additional Business

As a public limited company organized under the laws of England and Wales, it is a statutory requirement that the Board of Directors of the Company lay before the Annual General Meeting the Company’s statutory accounts, which are those accounts included in the Company’s Annual Report for the year ended December 31, 2021 as prepared in conformity with U.S. Generally Accepted Accounting Principles (the “Annual Report”) and the accounts for the financial year ended December 31, 2021 prepared in accordance with International Financial Reporting Standards. The Company does not expect that other items of business will be considered at the Annual General Meeting.

Only shareholders who held shares at the close of business on the record date, May 4, 2022, may vote at the Annual General Meeting, including any adjournment or postponement thereof. The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual General Meeting. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR each director nominee and FOR each other proposal described in the Proxy Statement.

The Company’s principal executive offices are located at 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, Ireland. The registered office of the Company is One New Change, London EC4M 9AF, England. A copy of the Annual Report accompanies this Notice and the enclosed Proxy Statement.

As a public limited company organized under the laws of England and Wales and pursuant to the Company’s Articles of Association, the presence, in person or by proxy, of at least two shareholders entitled to vote at the Annual General Meeting constitutes a quorum for the transaction of business at the Annual General Meeting. Consistent with the marketplace rules of the Nasdaq Stock Market, we will seek to ensure that the two shareholders present at the meeting in person or by proxy represent at least one-third of our outstanding shares of voting stock.

COVID-19

As at the date of this Notice, having regard to the current status of the ongoing COVID-19 pandemic and the lifting of legal restrictions by the Irish Government, the Board intends for the Annual General Meeting to take place in person. However, given the continued uncertainty regarding the COVID-19 pandemic and the possibility of new measures and restrictions being imposed in Ireland in the future, shareholders are strongly encouraged to appoint the Chairman of the meeting as your proxy through the process described in this Proxy Statement to ensure your vote is counted on the proposed resolutions.

If you plan to attend the Annual General Meeting in person, please notify the Company in advance by e-mail to annual.general.meeting@amarincorp.com to assist the Company with planning and implementing arrangements for the Annual General Meeting. Please do not attend the Annual General Meeting in person if you have symptoms of or have tested positive for COVID-19. Any person attempting to attend the Annual General Meeting in person and displaying COVID-19 symptoms may not be permitted to enter the meeting to ensure the health and wellbeing of all other attendees. The Board may also adopt other measures that it considers appropriate to address any health and safety concerns, as may the operators of the venue of the Annual General Meeting.

The situation with respect to COVID-19 continues to evolve, and we are actively monitoring the situation as part of our effort to maintain a healthy and safe environment at the Annual General Meeting. If the arrangements for our Annual General Meeting change materially, we will issue a further communication through a Form 8-K filing with the U.S. Securities and Exchange Commission and on our website at http://investor.amarincorp.com.

Important Notice of Internet Availability. The accompanying Proxy Statement, Form of Proxy and Annual Report will also be available to the public at http://investor.amarincorp.com.

Sincerely,

Karim Mikhail
President and Chief Executive Officer

May 24, 2022

IN LIGHT OF THE ONGOING COVID-19 PANDEMIC, WE STRONGLY ENCOURAGE YOU TO PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE REPRESENTED BY AMERICAN DEPOSITARY SHARES AND HELD ON DEPOSIT BY CITIBANK, N.A., AS DEPOSITARY, OR IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO HAVE YOUR VOTES CAST AT THE MEETING, YOU MUST OBTAIN, COMPLETE AND TIMELY RETURN A PROXY CARD ISSUED IN YOUR NAME FROM THAT INTERMEDIARY IN ACCORDANCE WITH ANY INSTRUCTIONS PROVIDED THEREWITH.

AMARIN CORPORATION PLC

PROXY STATEMENT FOR

2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS

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DIRECTOR COMPENSATION	62
Non-Employee Director Compensation	62
Director Compensation Table	63
Director Stock Ownership Guidelines	64
REPORT OF THE AUDIT COMMITTEE	65
SHAREHOLDER PROPOSALS	66
DELIVERY OF PROXY MATERIALS	67

ii

PROXY STATEMENT FOR

2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 27, 2022

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Amarin Corporation plc, a public limited company registered in England & Wales (“Amarin”, the “Company”, “we” or “us”) for use at the Company’s 2022 Annual General Meeting of Shareholders (the “Annual General Meeting”) to be held at the Dublin offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland on June 27, 2022 at 3:00 p.m. local time for the purpose of considering and, if thought fit, passing the resolutions specified in the Notice of Annual General Meeting. This Proxy Statement is being mailed to shareholders on or about May 24, 2022.

Please vote on the resolutions specified in the Notice of Annual General Meeting by appointing a proxy. A form of proxy for use by holders of ordinary shares at the Annual General Meeting is enclosed. Given the continued uncertainty regarding the COVID-19 pandemic and the possibility of new measures and restrictions being imposed in Ireland in the future, to ensure your vote is counted on the proposed resolutions, shareholders are strongly encouraged to appoint the Chairman of the meeting as your proxy through the process described in this Proxy Statement.

For a proxy to be effective, it must be properly executed and dated and lodged (together with a duly signed and dated power of attorney or other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority)) at the offices of the Company’s registrars, Equiniti Limited of Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA, England (the “Registrars”) so as to be received by 3:00 p.m. local time on June 23, 2022. Each proxy properly tendered will, unless otherwise directed by the shareholder, be voted FOR the nominees described in this Proxy Statement and FOR each other proposal described in the Proxy Statement, and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.

The Company will pay all of the costs of soliciting proxies. We will provide copies of our proxy materials to Citibank, N.A. as the depositary for our American Depositary Shares (the “Depositary”), brokerage firms, fiduciaries and custodians for forwarding to beneficial owners and will reimburse these persons for their costs of forwarding these materials. We have engaged Okapi Partners to assist us in the distribution and solicitation of proxies for a fee of $25,000 plus expenses. Our directors, officers and employees may also solicit proxies; however, we will not pay them additional compensation for any of these services. Proxies may be solicited by telephone, facsimile, or personal solicitation.

COVID-19

As at the date of the Notice of Annual General Meeting, having regard to the current status of the ongoing COVID-19 pandemic and the lifting of legal restrictions by the Irish Government, the Board intends for the Annual General Meeting to take place in person. However, given the continued uncertainty regarding the COVID-19 pandemic and the possibility of new measures and restrictions being imposed in the future, shareholders are strongly encouraged to appoint the Chairman of the meeting as your proxy through the process described in this Proxy Statement to ensure your vote is counted on the proposed resolutions.

If you plan to attend the Annual General Meeting in person, please notify the Company in advance by email to annual.general.meeting@amarincorp.com to assist the Company with planning and implementing arrangements for the Annual General Meeting. Please do not attend the Annual General Meeting in person if you have symptoms of or have tested positive for COVID-19. Any person attempting to attend the Annual General

Meeting in person and displaying COVID-19 symptoms may not be permitted to enter the meeting so as to ensure the health and wellbeing of all other attendees. The Board may also adopt other measures that it considers appropriate to address any health and safety concerns, as may the operators of the venue of the Annual General Meeting.

The situation with respect to COVID-19 continues to evolve, and we are actively monitoring the situation as part of our effort to maintain a healthy and safe environment at the Annual General Meeting. If the arrangements for our Annual General Meeting change materially, we will issue a further communication through a Form 8-K filing with the U.S. Securities and Exchange Commission and on our website at http://investor.amarincorp.com.

Shares Outstanding and Voting Rights

Amarin is registered in England & Wales and therefore subject to the United Kingdom Companies Act 2006 (the “Companies Act”), which, together with the Articles of Association of the Company (the “Articles”), governs the processes for shareholder voting at Annual General Meetings. There are a number of differences between English and U.S. law in relation to voting. At the Annual General Meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded (either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared) by (a) the Chairman of the meeting, (b) at least two shareholders entitled to vote at the meeting, (c) a shareholder or shareholders representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting (excluding any voting rights attached to shares that are held as treasury shares) or (d) a shareholder or shareholders holding shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right (excluding any shares in the Company conferring a right to vote at the meeting that are held as treasury shares).

Only holders of record of our ordinary shares with a par value of £0.50 each (“Ordinary Shares”) at the close of business on May 4, 2022 (the “Record Date”), are entitled to notice of, and to attend and to vote at, the Annual General Meeting. On the Record Date, approximately 404,680,751 Ordinary Shares were issued and 397,008,153 were outstanding, of which approximately 396,811,326 were held in the name of the Depositary, which issues Company-sponsored American Depositary Receipts evidencing American Depositary Shares (“ADSs”) which, in turn, each represent one Ordinary Share. With respect to all matters to be voted on at the Annual General Meeting, each shareholder present has only one vote unless demand is made for a vote on a poll (in which case each shareholder gets one vote per Ordinary Share held). The presence, in person or by proxy, of at least two shareholders who hold shares as of the Record Date will constitute a quorum for the transaction of business at the Annual General Meeting. Consistent with the marketplace rules of the Nasdaq Stock Market, we will seek to ensure that the two shareholders present at the meeting in person or by proxy represent at least one-third of our outstanding shares of voting stock. At any adjournment of the Annual General Meeting, if a quorum is not present within 15 minutes from the time appointed for such meeting, one person entitled to be counted in a quorum present at the adjournment shall be a quorum.

Persons who hold Ordinary Shares directly on the Record Date (“record holders”) must return a proxy card in order to vote on the proposals.

Persons who hold ADSs through a bank, broker or nominee on the Record Date will receive documentation and instructions for voting such ADSs at the Annual General Meeting, including the ADS proxy card, through such organization. The organization holding your account is considered the ADS holder of record. Please reach out to that organization to provide your voting instructions.

ADS holders are not entitled to vote directly at the Annual General Meeting, but an Amended and Restated Deposit Agreement dated as of November 4, 2011 (the “Deposit Agreement”), exists between the Depositary and the holders of ADSs pursuant to which registered holders of ADSs as of the Record Date are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Ordinary Shares so represented. The Depositary has agreed that it will endeavor, insofar as practicable, to vote (in person (if permitted) or by delivery to the Company of a proxy) the Ordinary Shares registered in the name of the Depositary, in accordance with the instructions of the ADS holders. In the event that the instruction card is executed but does not specify the manner in which the Ordinary Shares represented are to be voted (i.e., by marking a vote “FOR”, “AGAINST” or any other option), the Depositary will vote in respect of each proposal as recommended by the Board which is described in the Notice of Annual General Meeting. Instructions from the ADS holders must be sent to the Depositary so that the instructions are received by no later than 10:00 a.m. New York time on June 21, 2022 (the “Instruction Date”).

Persons who own Ordinary Shares indirectly on the Record Date through a brokerage firm, bank or other financial institution, including persons who own Ordinary Shares in the form of ADSs through the Depositary (“beneficial owners”) must return a voting instruction form to have their shares or the shares underlying their ADSs, as the case may be, voted on their behalf. Under U.S. national securities exchange rules, if the beneficial owner does not provide voting instructions, your brokerage firm, bank or other financial institution is only allowed to vote your shares on routine matters, and cannot vote your shares on any non-routine matter. A “broker non-vote” occurs when a brokerage firm, bank or other financial institution holding the shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the brokerage firm, bank or financial institution does not have discretionary voting power and has not received instructions from the beneficial owner as to how to vote such shares. The appointment of our independent registered public accounting firm (Proposal 6) is the only routine matter being presented at the Annual General Meeting. For non-routine matters, brokers, or other nominees, do not have authority, discretionary or otherwise, to vote your shares unless they receive proper instructions to do so from you in a timely manner. We encourage you to provide voting instructions to your brokerage firm, bank or other financial institution by giving your proxy to them as promptly as possible to ensure that your shares will be voted at the Annual General Meeting according to your instructions. You should receive directions from your brokerage firm, bank or other financial institution about how to submit your proxy to them at the time you receive this Proxy Statement.

The Company has retained the Registrars to hold and maintain its register of members. The Registrars will be engaged by the Company to send proxy forms to all registered members appearing on that register and to take delivery of completed proxy forms posted to it in accordance with the details above.

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. The required vote for each of the proposals expected to be acted upon at the Annual General Meeting is described below:

Ordinary Resolutions

Proposals No. 1, 2, 3 and 4—Election of directors. Each director nominated for election is elected if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such director or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 5—Advisory (non-binding) vote to approve the compensation of the Company’s named executive officers. This advisory proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 6—Approval of independent registered public accounting firm. This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions will have no effect on the vote outcome. Because brokers and other nominees can exercise their discretionary authority on this matter, there will not be any broker non-votes for this proposal.

Proposal No. 7—Approval of an amendment to the Company’s 2020 Employee Stock Purchase Plan. This proposal must be approved by a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

To ensure your vote is counted on the proposed resolutions, shareholders are strongly encouraged to appoint the Chairman of the meeting as your proxy through the process described in this Proxy Statement. By voting in advance of the meeting, this ensures that your shares will be voted and reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the Annual General Meeting. Any record holder of our Ordinary Shares may attend the Annual General Meeting in person and may revoke the enclosed form of proxy at any time by:

•	executing and delivering to the corporate secretary a later-dated proxy; or

•

voting in person at the Annual General Meeting (subject to any restrictions on in-person attendance that may be imposed in response to the ongoing COVID-19 pandemic - please refer to the “COVID-19”section above for further information on this).

Beneficial owners of our Ordinary Shares and ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution or the Depositary, as applicable, for information on how to do so. Generally, however, beneficial owners of our Ordinary Shares and ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions may do so up until 10:00 a.m. New York time on the Instruction Date. To ensure your vote is counted on the proposed resolutions, shareholders are strongly encouraged to appoint the Chairman of the meeting as your proxy through the process described in this Proxy Statement. Beneficial owners who wish to attend the Annual General Meeting and vote in person should contact their brokerage firm, bank or other financial institution holding Ordinary Shares of Amarin on their behalf in order to obtain a “legal proxy” which will allow them to both attend the meeting and vote in person. Without a legal proxy, beneficial owners cannot vote in person at the Annual General Meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf. Record holders of ADSs who wish to attend the Annual General Meeting and vote in person should contact the Depositary (and beneficial owners wishing to do the same should contact their brokerage firm, bank or other financial institution holding their ADSs) to cause their ADSs to be cancelled and the underlying shares to be withdrawn in accordance with the terms and conditions of the Deposit Agreement so as to be recognized by us as a record holder of our Ordinary Shares.

PROPOSALS NOS. 1, 2, 3 AND 4

ELECTION OF DIRECTORS

The Articles provide that, at every annual general meeting, at least one-third of the directors at the time shall retire from office (or, if the number of directors at the time is not a multiple of three, then the number nearest to but not exceeding one-third shall retire from office). The directors elected at the Annual General Meeting will hold office until their successors are elected and qualified, unless they resign or their seats become vacant due to removal or other cause in accordance with the Articles.

As described below, the Board has nominated Mr. Mikhail, Mr. Wold-Olsen, Ms. Enright and Mr. Zulueta for re-election at the Annual General Meeting. Each of the nominees has indicated his or her willingness to serve if re-elected. Should any of the nominees become unavailable for election at the Annual General Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board. As previously announced, David Stack and Joseph Zakrzewski will be retiring from our board of directors at the conclusion of the Annual General Meeting.

Nomination of Directors

The Nominating and Corporate Governance Committee, which acts as the Company’s nominating committee, reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Nominating and Corporate Governance Committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. Specifically, as set forth in our Nominating and Corporate Governance Committee Charter, it considers whether the nominee satisfies the following minimum criteria: has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing; is highly accomplished in his or her field, with superior credentials and recognition; is well regarded in the community and has a long-term reputation for the highest ethical and moral standards; has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; has a demonstrated history of actively contributing at board meetings (to the extent that the nominee serves or has previously served on other boards). In addition to these minimum qualifications, the Nominating and Corporate Governance Committee recommends that the Board select persons for nomination to help ensure that: a majority of the Board shall be independent in accordance with in the listing standards of the Nasdaq Global Select Market (“Nasdaq”); each of the Company’s Audit, Remuneration and Nominating and Corporate Governance Committees shall be comprised entirely of independent directors; and at least one member of the Audit Committee shall qualify as an audit committee financial expert as defined by Securities and Exchange Commission (“SEC”) rules. In addition, the Nominating and Corporate Governance Committee may consider whether the nominee has direct experience in the pharmaceutical, biotechnology or healthcare industries or in the markets in which the Company operates and whether the nominee, if elected, would assist in achieving a mix of Board members that represents a diversity of background and experience. Although the Nominating and Corporate Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

After reviewing the qualifications of potential Board candidates, the Nominating and Corporate Governance Committee presents its recommendations to the Board, which selects the final director nominees. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board nominated Mr. Mikhail, Mr. Wold-Olsen, Ms. Enright and Mr. Zulueta for re-election as directors.

The Nominating and Corporate Governance Committee considers shareholder nominees using the same criteria set forth above. Shareholders who wish to present a potential nominee to the Nominating and Corporate Governance Committee for consideration for election at a future annual general meeting of shareholders must provide the Nominating and Corporate Governance Committee with notice of the nomination and certain information regarding the candidate within the time periods set forth below under the caption “Shareholder Proposals.”

Nominees and Incumbent Directors

The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, Mr. Mikhail, Mr. Wold-Olsen, Ms. Enright and Mr. Zulueta to be re-elected as directors at the Annual General Meeting. The table below sets forth the following information for these nominees and the Company’s continuing directors: the year each was first elected as a director of the Company, their respective ages and the positions currently held with the Company:

Nominee / Director Name and Year First Became a Director	Age	Position(s) with the Company
Nominees for Director:
Karim Mikhail (2021)	51	President, Chief Executive Officer, Director
Per Wold-Olsen (2022)	74	Director
Erin Enright (2022)	60	Director
Alfonso Zulueta (2022)	59	Director
Directors Continuing in Office:
Jan van Heek (2010)	72	Director
Patrick J. O’Sullivan (2011)	80	Director
Lars G. Ekman, M.D., Ph.D. (2008)	72	Director
Kristine Peterson (2010)	62	Director

Directors Nominated for Election

The following persons have been nominated by the Board to be elected as directors at the Annual General Meeting.

Karim Mikhail joined Amarin in July 2020 as senior vice president, commercial head Europe. He was promoted to President and Chief Executive Officer, and appointed to the Board, effective August 2021. Prior to Amarin, Mr. Mikhail served as chief executive officer of Theodon, a global commercial strategy consultancy that he founded in 2018. Prior to that, Mr. Mikhail spent more than 20 years at Merck & Co. Inc., most recently as global commercial leader for Merck’s lipid franchise from 2014 to 2018. Prior to that role, Mr. Mikhail served as Merck’s chief marketing officer for Europe, Middle East and Africa and chief operating officer for emerging markets. Mr. Mikhail is a pharmacist by training and holds a master’s degree in biopharmaceutical marketing and management from the graduate school of business in Paris, École Supérieure de Commerce de Paris. Based on Mr. Mikhail’s executive experience in the biotechnology industry and his current role as our Chief Executive Officer, the Board believes Mr. Mikhail has the appropriate set of skills to serve as a member of our Board.

Per Wold-Olsen joined Amarin as a non-executive director in January 2022 and was appointed Chairman of our board of directors in May 2022. Mr. Wold-Olsen is currently the chairman of the boards of directors of GN Store Nord A/S and Oncopeptides AB, and chair of the advisory committee of Novo Holdings, where he previously served as a member of its board of directors. Mr. Wold-Olsen also previously served as chairman of the boards of directors of Lundbeck A/S and the Medicines for Malaria Ventures, and as a member of the board of directors of Gilead Sciences, Inc. (NASDAQ: GILD). Mr. Wold-Olsen’s experience includes a 30-year tenure at Merck & Co., Inc., where he served as President of the Human Health Intercontinental Division from 2005 to 2006, and prior to that, as President of Human Health Europe, Middle East/Africa and Worldwide Human Health Marketing from 1997 to 2005. Mr. Wold-Olsen is a former chair of the Europe Committee of the Pharmaceutical Research and Manufacturers of America, and previously served as a member of the board of directors of the European Federation of Pharmaceutical Industries and Associations. Mr. Wold-Olsen has dual MBAs in Management/Marketing from the University of Wisconsin and in Economics/Administration from the Norwegian School of Management. The Board believes Mr. Wold-Olsen has the appropriate skills to serve as a member of our Board based on his significant leadership and international business experience in the pharmaceutical industry.

Erin S. Enright joined Amarin as a non-executive director in May 2022. Ms. Enright currently serves as a Managing Member of Prettybrook Partners LLC, a family office dedicated to investing in healthcare companies. Prettybrook has approximately 20 active investments in a variety of companies, typically as a co-investor with institutional private equity. She is a member of the board of directors of Medical Facilities Corporation (TSX: DR), Brooklyn ImmunoTherapeutics, Inc. (NASDAQ:BTX), Dynatronics Corporation (NASDAQ:DYNT) and Keystone Dental, Inc., a private company controlled by the private equity firm Accelmed. Previously, she served on the board of directors of Biolase, Inc. (NASDAQ: BIOL) during 2013, Tigerlabs, a Princeton-based business accelerator, from 2012 to 2018, and Ceelite Technologies, LLC, from 2010 to 2015. She was the President of Lee Medical, a medical device manufacturer based in Plainsboro, New Jersey, from 2004 to 2013. She was chief financial officer of InfuSystem, Inc. (NASDAQ:INFU) from 2005 to 2007. From 1993 to 2003, Ms. Enright was with Citigroup, where she was a Managing Director in its Equity Capital Markets group. While at Citigroup, Ms. Enright was Chairperson of the firm’s Institutional Investors Committee, responsible for screening and approving the firm’s participation in equity underwritings and a member of the Citigroup Global Equity Commitment Committee, responsible for reviewing and approving the firm’s underwritings. From 1989 until 1993, Ms. Enright was an attorney with Wachtell, Lipton, Rosen & Katz in the firm’s New York office. Ms. Enright received her A.B. degree from the School of Public and International Affairs at Princeton University and J.D. degree from the University of Chicago Law School. Our Board believes that Ms. Enright’s extensive experience in various capacities within our industry and her legal and executive background qualify her to serve as a member of our Board.

Alfonso Zulueta joined Amarin as a non-executive director in May 2022. Prior to Mr. Zulueta’s retirement in 2021, he spent over three decades at Eli Lilly and Company in various roles of increasing responsibility, including Vice President of Global Marketing, President of Global Oncology and Critical Care Products, and most recently as President, International Business Unit from 2017 until his retirement, where he was responsible for all geographies outside the United States and Canada. He was a corporate officer and member of Eli Lilly and Company’s executive committee. Mr. Zulueta currently serves on the board of directors of CTS Corp. (NYSE: CTS), Syneos Health, Inc. (NASDAQ: SYNH) as well as Glooko and Calidi Biotherapeutics, both privately held companies. He previously served as a member of the board of the European Federation of Pharmaceutical Industries and Associations, and US-Japan Business Council. He received his Bachelor of Arts from De La Salle University in the Philippines, and his MBA from Colgate Darden Graduate School of Business Administration at the University of Virginia. We believe Mr. Zulueta’s experience over the course of three decades in global strategic and leadership roles within the healthcare and pharmaceutical sectors qualifies him to serve as a member of our Board, especially given our international expansion plans.

Directors Continuing in Office

Jan van Heek joined Amarin as a non-executive director in February 2010. He is currently a principal and partner at BioPoint Group LLC, where he advises biotechnology and other healthcare companies in commercial strategy development, financing and business development. Prior to establishing BioPoint, Mr. van Heek spent more than 18 years at Genzyme Corporation, most recently as an executive vice president and senior advisor to the chief executive officer and senior management team. Mr. van Heek is currently a member of the board of directors of Minerva Neurosciences, Inc. (NASDAQ: NERV) and was a member of the board of directors of ViaCell, Inc. from 2002 until it was sold to PerkinElmer, Inc. in 2007. He received an M.B.A. from St. Gallen University in Switzerland and an executive degree from Stanford Business School. Based on Mr. van Heek’s experience within the biotechnology industry and his executive experience, specifically his experience in executive officer positions at other companies in the biotechnology industry, as well as his service on other boards of directors, the Board believes Mr. van Heek has the appropriate set of skills to serve as a member of our Board.

Patrick J. O’Sullivan joined Amarin as a non-executive director in December 2011. Mr. O’Sullivan has more than 40 years of pharmaceutical industry experience, including more than 30 years as chief executive officer and member of the board of directors of the LEO Pharma companies in Ireland and more than 10 years as a member of the board of directors of the parent company of the LEO Pharma Group in Denmark. He was also a member of the board of directors of Allergan plc from 2013 to 2018. Since 2007, Mr. O’Sullivan has been a business consultant to the pharmaceutical industry. Mr. O’Sullivan trained as a pharmacist. He earned a Bachelor of Commerce and an M.B.A. from University College in Dublin, Ireland. The Board believes that Mr. O’Sullivan’s experience from serving as an officer and director of various companies within the pharmaceutical industry, as well as his educational training in business administration, make him a valuable member of our Board.

Lars G. Ekman, M.D., Ph.D. joined Amarin as a non-executive director in November 2008 and was named Amarin’s lead independent director in October 2011 and then served as Chairman of Amarin’s board of directors from January 2014 to May 2022. With more than 30 years of experience in the pharmaceutical industry, Dr. Ekman is currently an executive partner at Sofinnova Investments, chairman of the board of directors of Afyx Therapeutics (formerly Dermtreat), as well as chairman of the board of directors of Prothena Corporation plc (NASDAQ: PRTA). Dr. Ekman also serves on the board of directors of Ultragenyx Pharmaceutical Inc. (NASDAQ: RARE) and previously served on the boards of directors of Spark Therapeutics, Inc. (from 2014 to 2019), InterMune, Inc. (from 2006 to 2013) and Ocera Therapeutics, Inc. (from 2009 to 2015), and as chairman of the board of directors of Sophiris Bio Inc. (formerly Protox Therapeutics) (from 2010 to 2020). From October 2008 to 2011, Dr. Ekman served as co-founder and chief executive officer of Cebix, Inc. Prior to that, he was executive vice president and president of Global Research and Development at Elan Corporation plc from January 2001 to December 2007. Prior to joining Elan, Dr. Ekman was executive vice president, Research and Development at Schwarz Pharma AG from February 1997 to December 2000, and prior to that was employed in a variety of senior scientific and clinical functions at Pharmacia, now Pfizer. Dr. Ekman is a board-certified surgeon with a Ph.D. in experimental biology and has held several clinical and academic positions in both the United States and Europe. He obtained his Ph.D. and M.D. from the University of Gothenburg, Sweden. Based on Dr. Ekman’s experience within the pharmaceutical industry and his executive experience, specifically his experience as chief executive officer and other executive positions in the biotechnology industry, as well as his service on boards of directors in the biotechnology industry, the Board believes Dr. Ekman has the appropriate set of skills to serve as a member of our Board.

Kristine Peterson joined Amarin as a non-executive director in November 2010. Ms. Peterson has more than 30 years of pharmaceutical industry experience, including 20 years at Bristol-Myers Squibb Company, where she was responsible for sales, marketing and general management in a variety of therapeutic areas, including leading the cardiovascular and metabolic disease business unit. From June 2009 to February 2016, Ms. Peterson served as chief executive officer at Valeritas, Inc., a medical technology company committed to the development and commercialization of innovative drug delivery solutions, with its lead product for the treatment of diabetes. Prior to joining Valeritas, Ms. Peterson was company group chair for the biotech sector at Johnson & Johnson from May 2006 through June 2009, executive vice president at Johnson & Johnson for the pharmaceutical group’s global strategic marketing from August 2004 through May 2006, and president and senior vice president, commercial operations at Biovail Corporation from May 2003 to August 2004. Ms. Peterson currently serves as a member of the boards of directors of ImmunoGen, Inc. (NASDAQ: IMGN), Paratek Pharmaceuticals, Inc. (NASDAQ: PRTK), Enanta Pharmaceuticals, Inc. (NASDAQ: ENTA) and Immunocore Holdings plc (NASDAQ: IMCR), and is also an advisory board member to Philadelphia Life Sciences. She was previously a member of the boards of directors of EyePoint Pharmaceuticals, Inc. (NASDAQ: EYPT) and the Biotechnology Innovation Organization. Ms. Peterson has a B.S. in marketing and an M.B.A. from the University of Illinois. Based on Ms. Peterson’s leadership experience in the pharmaceutical industry and her executive experience, specifically her experience as an executive officer at other commercial stage companies in the biotechnology industry, as well as her service on other boards of directors in the biotechnology industry and a leading biotech industry trade organization, the Board believes Ms. Peterson has the appropriate set of skills to serve as a member of our Board. Ms. Peterson’s contribution to the Company in the areas of commercialization and regulatory and political matters has been particularly helpful in light of the approved expanded label for VASCEPA.

Vote Required

Each nominee will be elected to the Board if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such director or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of all the nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

As recommended by our shareholders at our 2017 annual general meeting and subsequently approved by our Board, we give our shareholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of the Company’s “named executive officers,” each year (a so-called “say-on-pay” vote). At the 2021 annual general meeting, the Company’s shareholders supported the say-on-pay vote with approximately 72.5% of the votes cast in favor of the proposal.

The say-on-pay vote is a non-binding vote to approve the compensation of the Company’s “named executive officers,” as described in this Proxy Statement under the “Executive Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure on pages 34 to 49 of this Proxy Statement. Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Remuneration Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (so-called “pay for performance”) and accomplishments that are expected to increase shareholder value. The “Executive Compensation Discussion and Analysis” section herein provides a more detailed discussion of the executive compensation program and compensation philosophy, including how we align compensation elements with our annual goals and long-term business strategies and objectives, as well as review of incentive compensation, which is intentionally heavily weighted to equity compensation in an effort to align such compensation with investors, and review the Company’s performance against predefined goals.

The vote under this Proposal No. 5 is advisory, and therefore not binding on the Company, the Board or our Remuneration Committee. However, our Board, including our Remuneration Committee, values the opinions of our shareholders and, considers changes to our executive compensation program as appropriate in response to input from shareholders and evolving factors such as the business environment and competition for talent.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 5:

“RESOLVED, that the shareholders of the Company approve, on a non-binding, advisory basis, the compensation of the Company’s ‘named executive officers,’ as disclosed in this Proxy Statement under the “Executive Compensation Discussion and Analysis” section, the compensation tables and the narrative disclosures that accompany the compensation tables.”

Vote Required

This advisory proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 5.

PROPOSAL NO. 6

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and has further directed that we submit the selection of E&Y for approval by our shareholders at the Annual General Meeting.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by its independent registered public accounting firm, as well as the fees charged for such services. All fees incurred in fiscal year 2020 for services rendered by E&Y were approved in accordance with these policies. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditor’s independence. The Audit Committee has determined that the non-audit services performed by E&Y in the fiscal year ended December 31, 2021 were compatible with maintaining the auditor’s independence. Additional information concerning the Audit Committee and its activities can be found in the following sections of this Proxy Statement: “Board Committees” and “Report of the Audit Committee.”

E&Y commenced auditing our annual financial statements with the fiscal year ended December 31, 2014. Representatives of E&Y are expected to be available telephonically at the Annual General Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company by E&Y for professional services rendered for the fiscal years ended December 31, 2021 and 2020. Audit fees are for services relating to the years ended December 31, 2021 and 2020 as described in (1) below and all non-audit fees are for services invoiced in 2021 and 2020.

	2021	2020
Audit Fees(1):	$1,595,277	$1,600,763
Audit-Related Fees:	$—	$—
Tax Fees(2):	$6,750	$22,833
All Other Fees:	$—	$—

Total All Fees:	$1,602,027	$1,623,596

(1)

Audit fees for 2021 include fees incurred in connection with the audit of our financial statements as of December 31, 2021, as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), costs incurred in connection with the audit of statutory financial statements as of December 31, 2021, as prepared in accordance with International Financial Reporting Standards (“IFRS”), and costs incurred in connection with registration statement filings.

(2)	Tax fees consist primarily of tax advisory fees and costs incurred for the preparation of tax returns and other related statutory filings.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 6:

“RESOLVED, to appoint Ernst & Young LLP as the Company’s auditors to hold office from the conclusion of this meeting until the conclusion of the next meeting at which the annual accounts are laid before the Company and to authorize the directors to agree upon the remuneration of the auditors.”

In the event that shareholders do not approve the foregoing resolution, we will need to engage a third-party auditor who will act as our independent registered public accounting firm under U.S. law and as our statutory auditor under

UK law for the fiscal year ending December 31, 2022. We may proceed to engage such firm as our Board and Audit Committee deem advisable, which firm may include E&Y.

Vote Required

This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions will have no effect on the vote outcome. Because brokers and other nominees can exercise their discretionary authority on this matter, there will not be any broker non-votes for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 6

PROPOSAL NO. 7

ADOPTION OF AN AMENDMENT TO THE COMPANY’S 2020 STOCK INCENTIVE PLAN

Proposal

Our Board believes that share-based incentive awards can play an important role in the success of the Company by encouraging and enabling the employees, officers, non-employee members of our Board (the “directors”) and consultants of the Company and its subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. Consistent with our compensation philosophy and objectives, our Board believes that providing such persons with a direct stake in the Company assures a closer identification of the interests of such individuals with those of the Company and its shareholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

On May 14, 2022, our Board, based on input from Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”) (previously known as Radford) as independent external compensation consultants and the recommendation of our Remuneration Committee, adopted, subject to shareholder approval, an amendment (the “Plan Amendment”) to the Company’s 2020 Stock Incentive Plan (the “2020 Plan” and, as amended by the Plan Amendment, the “Amended Plan”) to increase the share reserve under the 2020 Plan by 10,000,000 Ordinary Shares or ADSs, as the case may be (“Shares”) and to increase the number of Shares that may be issued in the form of incentive stock options by 10,000,000 Shares. The 2020 Plan was originally adopted by our Board on March 16, 2020 and approved by our shareholders at our 2020 annual general meeting.

Say-on-Pay Results and Shareholder Outreach

At our 2021 Annual General Meeting of Shareholders, our non-binding advisory vote regarding the compensation of our named executive officers (our “say-on-pay”) received the support of 72.5% of the votes cast at the meeting. The Remuneration Committee has considered and will continue to consider the outcome of such say-on-pay votes when evaluating our compensation programs. We make a point of annually engaging with our shareholders to solicit feedback on our executive compensation program, regardless of our say-on-pay result. However, given this past year’s vote result, we felt it was particularly important to solicit feedback on our executive compensation program. Since the 2021 annual meeting, we met with institutional investors representing over 20% of outstanding shares and over 50% of our institutional investors. Representatives from the Company included our CEO, our CFO and our head of investor relations.

From these conversations, we heard many supportive comments about the direction of the Company, the structure of the compensation program as a whole, and for the increased emphasis in recent years on performance-based equity. Feedback from investors suggested that our shareholders appreciated that 2021 was a transitional year with unusual circumstances (e.g., the major transition of our senior management team, including the retirement of our CEO) but that the principles underlying our compensation philosophy and the components of our compensation for our ongoing executive team were aligned with shareholder values.

Based on the feedback received from this type of engagement, over the past several years we have relied more heavily on performance-based equity compensation, and may adjust our compensation arrangements based on future feedback. For example:

•

in 2017 and early 2018, executive officers of the Company were granted performance-based restricted stock units which were earned if the Company’s REDUCE-IT cardiovascular outcomes study was deemed to be successful and only if product revenue reaches pre-defined annual milestone levels ranging from $300 million to $500 million and then vest only if the recipient remains with the Company for an extended period of time following completion of the REDUCE-IT study;

•

in 2019, certain executive officers and other senior management of the Company were granted performance-based restricted stock units which are earned only if the Company’s aggregate revenue reaches a pre-defined annual milestone level of $1.0 billion;

•

in 2020, certain executive officers and other senior management of the Company were granted performance-based restricted stock units which are earned only if the Company’s aggregate revenue reaches pre-defined annual milestone levels of $1.25 billion (in which case 50% of the award will vest) or $1.50 billion (in which case 100% of the award will vest) while others in senior management were granted performance-based restricted stock units, prior to VAZKEPA approval in Europe and prior to securing market access in Europe, based on rapidly achieving net revenue levels in Europe of at least $125 million (in which case 50% of the award will vest) or $250 million (in which case 100% of the award will vest); and

•	in 2021, certain executive officers and other senior management of the Company were granted performance-based restricted stock units which are earned only:

•

with respect to U.S. centric employees, (x) if the Company’s U.S. net revenues in 2021 or any calendar year thereafter reaches $1 billion or (y) if the market share for icosapent ethyl exceeds 50% in 2022 or any calendar year thereafter or (z) if the Company achieves greater than $200 million in annual U.S. operating income in 2022 or any calendar year thereafter (the “U.S. Goals”);

•

with respect to European-centric employees, (x) as to 50% if the Company achieves at least $300 million in European net revenue in 2021 or any calendar year thereafter and (y) as to 50% if the Company achieves greater than $50 million in annual European operating income in 2021 or any calendar year thereafter (the “European Goals”); and

•	for global-sales centric employees, as to 25% of such award, upon the Company’s achievement of each U.S. Goal and/or the European Goal.

Alternatively, the awards granted in 2021 will become fully vested upon achievement of global net income of $300 million (excluding non-cash stock- based compensation charges) in 2021 or any calendar year thereafter. With respect to each milestone for the 2021 awards, achievement must occur with respect to financial performance during calendar years 2021—2027, in each case as certified by the Remuneration Committee with reference to the audited financial statements for such period included in the Company’s Annual Report on Form 10-K.

We will continue to engage with shareholders and believe that our shareholders will continue to support our core compensation principles and our executive compensation program.

Summary of Material Features of the Amended Plan

The material features of the Amended Plan are:

•

The maximum number of Shares that can be issued under the Amended Plan shall not exceed the sum of (i) 30,000,000 Shares, and (ii) the Shares that remained available for grant under the Company’s 2011 Stock Incentive Plan (as amended, the “2011 Plan”) as of July 13, 2020 (the “Plan Limit”);

•	The Amended Plan provides for the award of stock options (both incentive and non-qualified stock options), restricted stock units and certain limited unrestricted share awards;

•	The Amended Plan will continue to be administered by the Remuneration Committee;

•	Stock options may not be repriced in any manner without shareholder approval;

•

Shares subject to grants under the 2011 Plan and the Company’s 2002 Stock Option Plan that were outstanding as of the date of shareholder approval of the 2020 Plan but subsequently expire, are forfeited, surrendered, canceled or otherwise terminated in whole or in part, other than through exercise, may be made available for subsequent grants under the Amended Plan at the discretion of the Remuneration Committee;

•	Shares that are tendered or held back to cover the exercise price of an award or for taxes are not added to the reserved pool under the Amended Plan;

•	Any dividends and dividend equivalent rights payable with respect to any award under the Amended Plan are subject to the same vesting provisions as the underlying award;

•

The definition of “change of control” in the Amended Plan requires the consummation of a specified change of control transaction and is not a “liberal” change of control definition (i.e., our Board does not have the ability to exercise discretion with respect to what does and does not constitute a “change of control”);

•	Any material amendment to the Amended Plan is subject to approval by our shareholders; and

•	The term of the Amended Plan will expire on the tenth anniversary of the date of shareholder approval of the 2020 Plan.

Based solely on the closing price of our ADSs as reported by NASDAQ on May 23, 2022 and the maximum number of Shares that would have been available for awards as of such date under the Amended Plan, the maximum aggregate market value of the Shares that could potentially be issued under the Amended Plan is approximately $21.5 million, of which approximately $7.4 million represents Shares that were available for grant under the 2020 Plan as of such date and approximately $14.1 million represents the 10,000,000 new Shares which can be issued under the Plan Amendment. The Shares available for issuance under the Amended Plan will be authorized but unissued Shares or Shares acquired in the open market or otherwise.

Rationale for the Plan Amendment

The Plan Amendment is critical to our ongoing effort to build shareholder value. Equity incentive awards are an important component of our executive and non-executive employees’ compensation. Our Remuneration Committee and our Board believe that we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success in Ireland, the United States and internationally.

We manage our long-term shareholder dilution by limiting the number of equity incentive awards granted annually. The Remuneration Committee carefully monitors our annual net burn rate, total dilution and equity expense in order to maximize shareholder value by granting only the number of equity incentive awards that it believes is necessary and appropriate to attract, reward and retain our employees.

Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high performing employees. As of March 31, 2022, 100% of our employees held outstanding equity awards in varying levels or were within a three-month provisional period to become eligible to receive equity awards. By ensuring that our employees hold equity awards, we link the interests of those employees with those of our shareholders and motivate our employees to act as owners of the business.

Burn Rate

The following table sets forth information regarding historical awards granted and earned for the 2019 through 2021 period, and the corresponding burn rate, which is defined as the number of shares subject to equity-based awards granted in a year divided by the weighted average number of shares outstanding for that year, for each of the last three fiscal years.

Based on input from Radford, the Remuneration Committee and the Board determined the size of reserved pool under the Amended Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable. We anticipate that if our requested share reserve is approved by our shareholders, it will be sufficient to provide equity incentives to attract, retain, and motivate employees for the next one to two years.

Share Element	2021	2020	2019
Time- and Performance-Based Stock Options Granted(1)	4,813,388	3,101,389	2,648,121
Time- and Performance-Based Full-Value Awards Granted(2)	7,724,500	3,459,527	1,472,965
Adjusted Full-Value Awards Granted(3)	11,586,750	5,189,291	2,209,448
Total Awards Granted(4)	16,400,138	8,290,680	4,857,569
Weighted average common shares outstanding during the fiscal year	395,992,009	381,759,067	342,538,086
Annual Burn Rate	4.14%	2.17%	1.42%
Three Year Average Burn Rate(5)		2.58%
Weighted average common shares outstanding during the fiscal year, including shares issuable upon conversion of preferred stock	395,992,009	391,838,157	371,470,086
Annual Burn Rate Including Shares Issuable Upon Conversion of Preferred Stock	4.14%	2.12%	1.31%
Three Year Average Burn Rate Including Shares Issuable Upon Conversion of Preferred Stock(5)		2.52%

(1)	Includes zero performance-based stock options granted in 2021, 2020 and 2019, respectively.
(2)	Includes 2,008,800, 1,483,400, and 645,000 performance-based full-value awards granted in 2021, 2020 and 2019, respectively.
(3)

In accordance with corporate governance policy updates published by Institutional Shareholder Services (“ISS”), Adjusted Full-Value Awards Granted represents the total Time- and Performance-Based Full-Value Awards Granted subject to a multiplier based on our recent historic stock price volatility. Based on our recent historical stock price volatility and ISS metrics, we have utilized a full-value award multiplier of 1.5 for purposes of calculating the average burn rate for the last three fiscal years.

(4)	Total Awards Granted represents the sum of Stock Options Granted and Adjusted Full-Value Awards Granted.
(5)

As illustrated in the table above, our three-year average burn rate for the last three fiscal years was 2.52% based on weighted average common shares outstanding and 2.58% based on weighted average common shares outstanding including shares issuable upon conversion of preferred stock, which are both below the ISS industry category burn rate benchmark of 7.65% for Russell 3000 pharmaceuticals and biotechnology companies.

Summary of the Amended Plan

The following description of certain features of the Amended Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2020 Plan filed as Exhibit 10.1 to our Form 8-K, filed with the SEC on July 14, 2020 and the Plan Amendment, which is attached hereto as Appendix A.

Eligibility. Eligible persons include any employee, officer, consultant or director providing services to the Company or any affiliate of the Company, as determined by the Remuneration Committee. As of May 23, 2022, approximately 602 individuals were eligible to participate in the 2020 Plan, which includes five executive officers, approximately 587 employees who are not executive officers, nine non-employee directors and one consultant.

Stock Options. The Amended Plan permits the granting of (1) options to purchase Shares intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and

(2) options that do not so qualify. Options granted under the Amended Plan will be non-qualified stock options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and any subsidiary or parent (each as defined in Section 424 of the Code) of the Company. Non-qualified stock options may be granted to any persons eligible to receive awards under the Amended Plan. The option exercise price of each option is determined by the Remuneration Committee but may not be less than 100% of the fair market value of the Shares on the date of grant. Fair market value for this purpose is the closing sale price of the Shares on Nasdaq on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure. Incentive stock options cannot be granted in respect of more than 10,000,000 Shares.

The term of each option may not exceed ten years from the date of grant. The Remuneration Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments. In general, unless otherwise permitted by the Remuneration Committee, no option granted under the Amended Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity. The method of payment to be used to exercise an option is determined by the Remuneration Committee and may consist of, alone or in combination, (a) cash or check, (b) surrender (or attestation to the ownership following such procedures as the Company may prescribe) of other Shares that are not then subject to restrictions under any Company plan and have a fair market value on the date of surrender or attestation equal to the aggregate exercise price of Shares as to which such option shall be exercised or (c) delivery of a properly executed exercise notice together with such other documentation as the Remuneration Committee and the broker, if applicable, shall require to effect an exercise of the option and delivery to the Company of the sale or loan proceeds required to pay the aggregate exercise price and any applicable income or employment taxes. In addition, non-qualified stock options can be exercised for consideration in the form of cancelled indebtedness or by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price. The Remuneration Committee can also provide for the payment of such other consideration and method of payment permitted under applicable laws.

To qualify as incentive stock options, options must meet additional U.S. federal tax requirements, including a $100,000 limit on the value of shares subject to incentive stock options that first become exercisable by a participant in any one calendar year.

Restricted Stock Units. The Remuneration Committee may award restricted stock units to any eligible persons. Restricted stock units are payable in Shares or, at the discretion of the Remuneration Committee, in cash or a combination of cash and Shares, and may be subject to such conditions and restrictions as the Remuneration Committee may determine. These conditions and restrictions may include the achievement of certain performance objectives and/or continued service with the Company through a specified vesting period.

Unrestricted Share Awards. The Remuneration Committee may also grant to directors Shares that are free from any restrictions under the Amended Plan, provided that the director shall pay an amount for the Shares at least equal to their aggregate nominal values. A director may elect to receive such an award of unrestricted Shares in lieu of cash meeting fees to which the director is otherwise entitled.

Dividend Equivalent Rights. During the vesting period for restricted stock units, restricted stock units may be credited with dividend equivalent rights, which entitle the participant to receive credits for dividends that would have been paid if the recipient had held the Shares underlying the restricted stock units that vest since the date of grant of those restricted stock units. Any such dividend equivalent rights shall provide that such rights be settled only upon settlement or payment of, or lapse of restrictions on, such restricted stock unit award, and that such dividend equivalent right shall expire or be forfeited or annulled under the same conditions as the restricted stock unit award.

Change of Control Provisions. The Amended Plan provides that upon the effectiveness of a “change of control” (as defined in the Amended Plan), except as otherwise provided by the Remuneration Committee in an award agreement, (i) participants may exercise their options to the extent vested immediately prior to the change of control within 12 months of the change of control (or through the expiration date, if earlier), (ii) all unvested awards held by directors (other than the Chief Executive Officer of the Company) will automatically vest in full and (iii) all unvested awards held by other participants (i.e., the Chief Executive Officer and participants who are not directors) shall continue to vest following a change of control and, if any such participant’s employment is terminated by the Company for any reason other than “cause” (as defined in the Amended Plan) within two years of the change of control, shall fully vest, and in the case of options become exercisable and remain exercisable for a period of 12 months following such termination (or through the expiration date, if earlier). In addition, the Company may provide for awards to be substituted by equivalent awards or for a cash payment to be paid to participants in respect of all awards held by participants (whether or not vested) upon the change of control, in which case all original awards shall lapse upon the consummation of the change of control.

Adjustments for Stock Dividends, Stock Splits, Etc. The Amended Plan requires the Remuneration Committee to make appropriate adjustments to the number of Shares that are subject to the Amended Plan, to certain limits in the Amended Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the Amended Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or the receipt, vesting or settlement of other awards. The Remuneration Committee may require that tax withholding obligations be satisfied by withholding Shares that otherwise would be issued upon exercise, settlement or vesting or other Company shares. The Remuneration Committee may also require that the Company’s tax withholding obligation be satisfied, in whole or in part, by an arrangement whereby a certain number of Shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

Amendments and Termination. The Board may at any time amend or discontinue the Amended Plan and the Remuneration Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of Nasdaq, any amendments that materially change the terms of the Amended Plan will be subject to approval by our shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined by the Remuneration Committee to be required by the Code to preserve the qualified status of incentive stock options.

Administration; Delegation. As noted above, the Amended Plan will continue to be administered by the Remuneration Committee, which has full power, subject to the provisions of the Amended Plan, to, among other things, select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, to determine the specific terms and conditions of each award, and to accelerate the vesting of one or more outstanding awards at such times and in such amounts as it determines. The Remuneration Committee may delegate to a committee of one or more directors or to a committee of one or more officers its authority under the Amended Plan with respect to the granting of awards to individuals who are not members of the delegated committee.

Compliance with Other Policies. Awards under the Amended Plan are subject to the Company’s insider trading policy and the Company’s clawback policy, as in effect from time to time.

Effective Date of Plan. The Board adopted the 2020 Plan on March 16, 2020, and it became effective on July 13, 2020, which was the day it was approved by shareholders. The effective date of the Plan Amendment proposed in this Proposal No. 7 will be the date the Plan Amendment is approved by shareholders. Awards of incentive stock options may be granted under the Amended Plan until March 16, 2030. No other awards may be granted under the Amended Plan after July 13, 2030.

New Plan Benefits

Because the grant of awards under the Amended Plan is within the discretion of the Remuneration Committee, the Company cannot determine the dollar value or number of Shares that will in the future be received by or allocated to any participant in the Amended Plan.

Grants Under the 2020 Plan

The following table provides information concerning the benefits that were received by the following persons and groups under the 2020 Plan: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all current employees who are not executive officers, as a group.

	Options		Stock Awards
	Average Exercise Price ($)	Number of Awards (#)	Number of Awards (#)(2)
Named Executive Officers
Karim Mikhail	4.05	1,127,500	1,808,500
Steven B. Ketchum, Ph.D.	4.42	421,950	478,650
Michael W. Kalb	4.48	325,200	550,300
Aaron D. Berg	4.42	421,950	478,650
Jason M. Marks	4.42	231,700	526,300
John F. Thero	5.03	775,000	1,064,300
Joseph T. Kennedy	5.03	193,500	230,700
All current executive officers, as a group(1)	4.26	2,528,300	3,842,400
All current directors who are not executive officers, as a group(1)	5.28	592,604	463,739
All current employees who are not executive officers, as a group(1)	4.84	2,546,894	9,176,750

(1)	Represents the weighted-average exercise price for the group, and includes grants to employees who were still active employees as of May 4, 2022.
(2)	Includes performance-based restricted stock unit awards that vest and are earned only if pre-defined milestones are achieved.

Tax Aspects Under the Code

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the Amended Plan. It does not describe all U.S. federal tax consequences under the Amended Plan, nor does it describe non-U.S., state or local tax consequences.

Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If Shares issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for U.S. federal income tax purposes. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the Shares at exercise (or, if less, the amount realized on a sale of such Shares) over the exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering Shares. If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Stock Options. No income is realized by the optionee at the time a non-qualified stock option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the Shares on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the Shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified stock option is paid by tendering Shares. Upon exercise, the optionee will also be subject to U.S. Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. The Company generally will be entitled to a tax deduction in connection with other awards under the Amended Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions. Under Section 162(m) of the Code, the Company’s deduction for certain awards under the Amended Plan are limited to the extent that any “covered employee” (as defined in Section 162(m) of the Code) receives compensation in excess of $1 million a year.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021 with respect to the Shares that may be issued under our equity compensation plans, consisting of the 2020 Plan, the 2011 Plan, and the Amarin Corporation plc 2017 Employee Stock Purchase Plan (the “ESPP”) .

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted Average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)) (c)
Equity compensation plans approved by security holders:	27,770,479	(1)	$7.32	(2)	15,047,319	(3)
Equity compensation plans not approved by security holders:	—		—		—
Total	27,770,479	(1)	$7.32	(2)	15,047,319	(3)

(1)	Includes 18,493,303 shares issuable upon the exercise of outstanding options and 9,277,176 shares issuable upon the vesting of restricted stock units.
(2)

Represents the weighted-average exercise price of options outstanding under the 2020 Plan and the 2011 Plan. The weighted-average exercise price does not take into account restricted stock unit awards since such awards have no exercise price.

(3)

As of December 31, 2021, a total of 13,229,046 shares were reserved for issuance pursuant to the 2020 Plan and a total of 1,818,273 shares were reserved for issuance pursuant to the ESPP. No shares were available for grant under our 2011 Plan.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 7:

“RESOLVED, to approve the Plan Amendment to the Company’s 2020 Stock Incentive Plan.”

Vote Required

This proposal must be approved by a majority of the shares present and entitled to vote on the proposal (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 7

ADDITIONAL BUSINESS

As a public limited company organized under the laws of England and Wales, it is a statutory requirement that the Board lay before the Annual General Meeting the Company’s statutory accounts, which are the Company’s Annual Report for the year ended December 31, 2021, as prepared in conformity with GAAP (the “Annual Report”) and the accounts for the financial year ended December 31, 2021, prepared in accordance with IFRS (the “Statutory Accounts”). As required by the Companies Act and the Articles, the Statutory Accounts are available for download in “PDF” format on the Company’s website (http://investor.amarincorp.com). In addition, hard copies of the Statutory Accounts may be obtained by contacting the Company’s investor relations department at Amarin Corporation plc, c/o Amarin Pharma, Inc., 440 US Highway 22, Bridgewater, NJ 08807 or by telephone at (908) 719-1315. Shareholders of the Company will not be asked to take any action in respect of the Statutory Accounts at the Annual General Meeting.

We know of no other matters to be submitted to a vote of shareholders at the Annual General Meeting. If any other matter is properly brought before the Annual General Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any shareholder to nominate a candidate at a given annual general meeting, he or she must provide timely written notice to our corporate secretary pursuant to the terms of our Articles, as described below.

CORPORATE GOVERNANCE

Director Independence

We believe that the Company benefits from having a strong and independent Board. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company that would affect his or her exercise of independent judgment. On an annual basis, the Board reviews the independence of all directors under guidelines established by Nasdaq and in light of each director’s affiliations with the Company and members of management, as well as significant holdings of Company securities. This review considers all known relevant facts and circumstances in making an independence determination. Based on this review, the Board has made an affirmative determination that all directors, other than Mr. Mikhail, are independent. Mr. Mikhail is not independent because of his status as the Company’s President and Chief Executive Officer.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees. We believe that our Board and its committees, led by a group of strong and independent directors, provide the necessary leadership, wisdom and experience that the Company needs in making sound business decisions. Our Code of Business Conduct and Ethics helps clarify the operating standards and ethics that we expect of all of our officers, directors and employees in making and implementing those decisions. Waivers of our Code of Business Conduct and Ethics for the benefit of a director or an executive officer may only be granted by the Board or, if permitted, a committee of the Board. Waivers of our Code of Business Conduct and Ethics for the benefit of other employees may be made by our Compliance Officer, the Board or, if permitted, a committee of the Board. There have been no material modifications to, or waivers from, the provisions of such code. Our Code of Business Conduct and Ethics is available on the corporate governance section of our website (which is a subsection of the investor relations section of our website) at the following address: https://investor.amarincorp.com/corporate-governance. You may also request a printed copy of the code, without charge, by writing to us at Amarin Pharma, Inc., 440 Route 22, Bridgewater, NJ 08807, Attention: Investor Relations. In addition, should any changes be made to our Code of Business Conduct and Ethics, we intend to disclose within four business days on our website (or in any other medium required by law or Nasdaq): (a) the date and nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (b) the nature of any waiver, including an implicit waiver, from a provision of our code of business conduct and ethical responsibility that is granted to one of these specified officers, the name of such person is granted the waiver, and the date of the waiver.

Shareholder Communications

Generally, shareholders who have questions or concerns regarding the Company should contact our Investor Relations department at (908) 719-1315. However, any shareholders who wish to address questions regarding the business or affairs of the Company directly with the Board, or any individual director, should direct his or her questions in writing to the Chairman of the Board, Amarin Corporation plc, 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, Ireland or c/o Amarin Pharma, Inc., 440 US Highway 22, Bridgewater, New Jersey 08807. Upon receipt of any such communications, the correspondence will be directed to the appropriate person, including individual directors.

BOARD OF DIRECTORS AND COMMITTEES

During our 2021 fiscal year, our Board met ten times. Each director attended at least 75% of the aggregate of the meetings of the Board and meetings of the committees of which he or she was a member in our last fiscal year. Our Board has a standing Audit Committee, a Remuneration Committee and a Nominating and Corporate Governance Committee. All members of the Audit, Remuneration and Nominating and Corporate Governance Committees are non-employee directors who are deemed independent.

In light of the COVID-19 restrictions and protocols, the members of our Board did not attend the 2021 Annual General Meeting of Shareholders and attendance at the 2022 Annual General Meeting of Shareholders will likely be depending on COVID-19 conditions at the time. Although the Company has no formal policies regarding director attendance at annual general meetings, it generally encourages directors to attend annual general meetings and expects that members of the Board will attend annual general meetings when conditions permit.

Board Leadership Structure and Risk Oversight

As previously announced, on May 16, 2022, Mr. Wold-Olsen was appointed as our Chairman of the Board. Mr. Wold-Olsen is independent and all key committees of the Board are comprised solely of, and chaired by, independent directors. The Board believes that this structure, combined with the Company’s established corporate governance guidelines, provides an effective leadership structure for the Company. In addition, to ensure effective independent oversight of the Company, the Board holds meetings of the independent directors of the Board at every meeting.

The Board has overall responsibility for the oversight of the Company’s risk management process, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company-specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. The Board periodically reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. The Board also delegates oversight to Board committees to oversee selected elements of risk as set forth below.

As part of the Board’s risk oversight role, our Remuneration Committee reviews and evaluates the risks associated with our compensation programs. Our Remuneration Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Amarin. In making this determination, our Remuneration Committee considered the following:

•	the Company’s use of different types of compensation vehicles to provide a balance of long and short-term incentives with fixed and variable components;

•	the granting of equity based awards with time-based vesting and performance-based vesting, both of which encourage participants to look to long-term appreciation in equity values;

•	the Company’s annual bonus determinations for each employee being tied to achievement of company goals, which goals promote long-term value; and

•

the Company’s system of internal control over financial reporting and code of conduct and ethics, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

Board Committees

Audit Committee. The Audit Committee is currently comprised of Ms. Enright (Chairwoman, effective upon her appointment to the Board in May 2022), Mr. van Heek (Chairman until the appointment of Ms. Enright as Chairwoman in May 2022), Mr. O’Sullivan and Ms. Peterson. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee also assists the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the external auditors’ qualifications and independence, the performance of the Company’s internal audit function and external auditors and performs other duties, as set forth in the Audit Committee charter. The Audit Committee charter is furnished herewith as Appendix B. The Audit Committee met five times during our 2021 fiscal year. All members of the Audit Committee satisfy the current independence standards promulgated by Nasdaq and the SEC, and the Board has determined that Ms. Enright and Mr. van Heek is each an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

Nominating and Corporate Governance Committee. Currently, the Nominating and Corporate Governance Committee is comprised of Mr. O’Sullivan (Chairman), Mr. Zakrzewski and Dr. Ekman. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board. The Nominating and Corporate Governance Committee also develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs and acts as the Company’s nominating committee by reviewing potential director nominees and recommending nominees to the Board. The Nominating and Corporate Governance Committee charter is furnished herewith as Appendix C. The Nominating and Corporate Governance Committee met five times during our 2021 fiscal year. All members of the Nominating and Corporate Governance Committee satisfy the current Nasdaq independence standards.

Remuneration Committee. The Remuneration Committee is currently comprised of Mr. Wold-Olsen (Chairman, effective as of May 2022), Mr. Stack (Chairman until the appointment of Mr. Wold-Olsen in May 2022), Ms. Peterson and Mr. van Heek. The Remuneration Committee, together with the Board, determines the framework for the compensation of the Company’s Chief Executive Officer and such other members of executive management as it is designated to consider. The Remuneration Committee also determines the corporate and individual performance goals under the Company’s management incentive plan and achievement of these goals, as well as reviews and reassess the Company’s processes and procedures for the consideration and determination of executive remuneration. Further, the Remuneration Committee oversees any major changes in employee benefit structures throughout the Company, reviews and authorizes the reimbursement of any claims for expenses of the Chief Executive Officer and Chairman in excess of €10,000 and performs other duties as set forth in the Remuneration Committee charter. Additionally, the Remuneration Committee reviews and evaluates the risks associated with our compensation programs. The Remuneration Committee may delegate its authority to a subcommittee composed of one or more of its members. The Remuneration Committee charter is furnished herewith as Appendix D. The Remuneration Committee met three times during our 2021 fiscal year. All members of the Remuneration Committee satisfy the current Nasdaq and SEC independence standards and qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” under Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

Compensation Committee Interlocks and Insider Participation

During the 2021 fiscal year, Mr. Stack (Chairman throughout 2021), Ms. Peterson and Mr. van Heek served as members of the Remuneration Committee. During the last completed fiscal year, no member of the Remuneration Committee was an officer or employee of Amarin and no member of the Remuneration Committee has ever served as an officer of Amarin. None of our executive officers served as a member of the compensation committee (or other committee of the board of directors serving the compensation function or, in the absence of any such committee, the entire board of directors) of another entity where such entity’s executive officers served on our Remuneration Committee. Moreover, none of our executive officers served as a member of the board of directors or compensation committee (or other committee of the board of directors serving the compensation function or, in the absence of any such committee, the entire board of directors) of another entity where such entity’s executive officers served on our Board or Remuneration Committee.

EXECUTIVE OFFICERS

Our current executive officers and their respective positions are set forth in the following table. Biographical information regarding each executive officer is set forth following the table.

Name	Age	Position
Executive Officers
Karim Mikhail	51	President and Chief Executive Officer (principal executive officer)
Steven B. Ketchum, Ph.D.	57	President of Research and Development, Senior Vice President and Chief Scientific Officer
Michael W. Kalb	51	Senior Vice President and Chief Financial Officer, Assistant Secretary (principal financial officer and principal accounting officer)
Aaron D. Berg	59	Executive Vice President, President-US
Jason Marks	46	Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary

Karim Mikhail is also a member of our Board. Please refer to Proposals No. 1, 2, 3 and No. 4 “Election of Directors” for Mr. Mikhail’s biography.

Steven B. Ketchum, Ph.D., joined Amarin in February 2012 as Senior Vice President and President of Research and Development. He was named Chief Scientific Officer in January 2016. Dr. Ketchum has 25 years of experience in late-stage product development and clinical regulatory strategy. From 2008 to 2012, Dr. Ketchum served as senior vice president of research and development for Viracta Therapeutics, Inc., formerly known as Sunesis Pharmaceuticals, Inc. (which subsequently merged with, and was renamed, Viracta Therapeutics, Inc. in February 2021) where he provided strategic direction for all facets of research and development, including clinical strategy and operations, regulatory affairs, and pharmaceutical development and where he continued to serve on its board of directors until February 2021. From 2005 to 2008, Dr. Ketchum served as senior vice president of research and development and medical affairs for Reliant Pharmaceuticals where he led development and support activities for Lovaza and other commercialized cardiovascular products. Prior to 2005, Dr. Ketchum was senior vice president of operations and regulatory affairs at IntraBiotics Pharmaceuticals, Inc., and also held positions of increasing responsibility in regulatory affairs during his nearly eight-year tenure at ALZA Corporation, where he supported the development and commercialization of a number of products, including Concerta. Dr. Ketchum earned a Ph.D. in pharmacology from University College London and a B.S. in biological sciences from Stanford University.

Michael W. Kalb joined Amarin in June 2016 as Senior Vice President and Chief Financial Officer. Mr. Kalb has over 20 years of financial and accounting advisory experience. Mr. Kalb served as group vice president, chief financial officer and chief accounting officer of Taro Pharmaceutical Industries Ltd. from August 2014 to June 2016. Prior to that, he was general vice president, interim chief financial officer and chief accounting officer from November 2010 to August 2014 and general vice president, chief financial officer—U.S. and chief accounting officer from May 2010 to November 2010. Mr. Kalb joined Taro in June 2009 as vice president, chief financial officer—U.S. Prior to Taro, from June 2004 to June 2009, Mr. Kalb served as a director in the Accounting and Financial Consulting Group of Huron Consulting Group Inc. His experience also includes over 10 years at Ernst & Young LLP within the Transaction Advisory Services Group and Audit and Assurance Services Group. Mr. Kalb received a B.S. in Accounting from the University at Albany, State University of New York. Mr. Kalb is a Certified Public Accountant.

Aaron D. Berg joined Amarin in November 2012 as Vice President, Marketing and Managed Care and has since served in roles of increasing responsibility, including as Senior Vice President, Marketing and Sales from February 2014 until April 2018, as Senior Vice President and Chief Commercial Officer from April 2018 through July 2021, and currently as Executive Vice President, President-US, a position he has held since August 2021.

Before joining Amarin, Mr. Berg served as president and chief executive officer of Essentialis, Inc., a development stage pharmaceutical company, where he led the company’s work on triglyceride management. Prior to joining Essentialis, Mr. Berg served as vice president of marketing and sales at Kos Pharmaceuticals, where he was instrumental in driving annual revenues approaching $1 billion until the acquisition of Kos by Abbott Laboratories in December 2006. Mr. Berg began his pharmaceutical industry career as a sales representative with Bristol-Myers Squibb, followed by various commercial positions with Schering-Plough and GlaxoSmithKline. He obtained his B.S. in Business Management, Marketing from the University of Maryland.

Jason Marks joined Amarin in August 2021 as Senior Vice President, Chief Legal Officer and Corporate Secretary, and in April 2022, was promoted to Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary. Prior to joining Amarin, Mr. Marks served as the chief legal officer and head of corporate development at TerrAscend Corp. from August 2020 to August 2021. Prior to his role at TerrAscend, Mr. Marks was chief legal officer, general counsel & corporate secretary of InflaRx N.V., a NASDAQ-listed biotechnology company, from December 2018 until August 2020 and senior vice president, head of legal branded Rx (Salix) and global litigation & government investigations at Bausch Health, a multinational specialty pharmaceutical company. Mr. Marks has also held senior roles at Novartis’s Alcon division, including as head of legal for North America and at Stryker Corporation. Mr. Marks received a J.D. from the George Washington University School of Law and an A.B. in History from the University of Chicago.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions with Related Parties

Other than the compensation arrangements described below under the captions “Executive Compensation” and “Director Compensation,” we are not a party to any transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of 5% or more of our outstanding Ordinary Shares and members of their immediate families.

Related-Party Transaction Review and Approval

Our Board has adopted policies and procedures for the review and approval of related-party transactions and has delegated to our Compliance Officer the authority to review and approve the material terms of any proposed related-party transactions.

Pursuant to our Code of Business Conduct and Ethics, any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be promptly reported to the Compliance Officer. Our Compliance Officer may notify the Board or a committee thereof as deemed appropriate. Conflicts of interest may arise in the following situations: if an individual is simultaneously employed or engaged by Amarin and another business (particularly a client or business partner of Amarin); if an individual participates in any activity that enhances or supports a competitor’s position; if an individual or member of such person’s immediate family accepts a gift with the intent to improperly influence the normal business relationship between Amarin and its clients or business partners or gives to or accepts gifts from a competitor; if an individual or a member of such person’s immediate family holds a financial interest in another business (particularly a client or business partner of Amarin); and if an individual conducts business on behalf of Amarin with a business in which a family member of such individual is associated in any significant role.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Executive officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all reports filed under Section 16(a). To the Company’s knowledge, based solely on the review of copies of the reports filed with the SEC, all such reports required to be filed by our executive officers, directors and greater-than-10% shareholders during the fiscal year ended December 31, 2021 were timely filed.

INSIDER TRADING POLICY

Amarin has an insider trading policy that applies to all officers, directors and employees and certain affiliated persons. Amarin’s insider trading policy prohibits sale of any Amarin securities that are not owned by such persons at the time of the sale, so called short sales. Those persons subject to Amarin’s insider trading policy may not pledge Amarin’s securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Audit Committee of the Board. Amarin does not have a policy regarding the ability of employees and directors to enter into hedging transactions with respect to Amarin securities, and hedging transactions are generally permitted, subject to the insider trading policy described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on information available to us and filings with the SEC, the following table sets forth certain information regarding the beneficial ownership (as defined by Rule 13d-3 of the Exchange Act) of our outstanding Ordinary Shares for (i) each of our directors, (ii) each of our “named executive officers,” as defined in Executive Compensation Discussion and Analysis below, (iii) all of our directors and executive officers as a group, and (iv) persons known to us to beneficially hold more than 5% of our outstanding Ordinary Shares. Unless otherwise noted, the following information is presented as of March 31, 2022.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to our Ordinary Shares. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, Ordinary Shares issuable under stock options, warrants, or other convertible securities that are vested or exercisable within 60 days of March 31, 2022 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrant(s) or other convertible securities, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over their Ordinary Shares, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o Amarin Pharma, Inc., 440 US Highway 22, Bridgewater, New Jersey 08807.

The percentage of shares beneficially owned is computed on the basis of 396,940,908 Ordinary Shares outstanding as of March 31, 2022.

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Number	Percent of Class
Greater than 5% Holders:
Baker Bros. Advisors LP (1)	21,169,805	5.33
Sarissa Capital Management LP(2)	24,000,000	6.05
Current directors and named executive officers:
Karim Mikhail(3)	212,809	*
Lars G. Ekman, M.D., Ph.D.(4)	47,170	*
Erin Enright	—	—
Jan van Heek(5)	180,752	*
Patrick J. O’Sullivan(6)	253,931	*
Per Wold-Olsen(7)	94,000	*
Kristine Peterson(8)	210,431	*
David Stack(9)	84,463	*
Joseph S. Zakrzewski(10)	406,978	*
Alfonso Zulueta	—	—
Steven B. Ketchum, Ph.D.(11)	686,819	*
Michael W. Kalb(12)	588,967	*
Aaron D. Berg(13)	797,686	*
Jason Marks	—	—
John F. Thero(14)	7,774,730	1.94
Joseph T. Kennedy(15)	613,708	*
All current directors and executive officers as a group (14 persons)(16)	3,564,006	*

*	Represents beneficial ownership of less than one percent.
(1)

Based on information provided in an Amendment No. 6 to Schedule 13G filed by Baker Bros. Advisors LP, Baker Bros. Advisors (GP) LLC, Felix J. Baker and Julian C. Baker on February 14, 2022. Consists of (i) 1,784,805 shares held by 667, L.P. and (ii) 19,385,000 shares held by Baker Brothers Life Sciences, L.P., or collectively with 667, L.P., the Baker Funds. Baker Bros. Advisors LP is the investment advisor to the Baker

Funds and has sole voting and investment power with respect to the shares held by the Baker Funds. Baker Bros. Advisors (GP) LLC is the sole general partner of Baker Bros. Advisors LP. The managing members of Baker Bros. Advisors (GP) LLC are Julian C. Baker and Felix J. Baker. Julian C. Baker and Felix J. Baker disclaim beneficial ownership of all shares except to the extent of their pecuniary interest. Each of Julian C. Baker and Felix J. Baker holds 123,372 Ordinary Shares not reflected in the table. The address for each of these entities is 860 Washington Street, 3rd Floor, New York, NY 10014.

(2)

Based on information provided in a Schedule 13D filed by Sarissa Capital Management LP and Alexander J. Denner on January 24, 2022. Sarissa Capital Management LP and the fund and other private investment vehicles for which Sarissa Capital Management LP acts as the investment advisor own the shares. Sarissa Capital Management LP has the authority to vote and to dispose of the shares. Alexander J. Denner is the Chief Investment Officer, and the ultimate general partner, of Sarissa Capital Management LP, and, by virtue of such positions, may be deemed to have beneficial ownership of the shares. The address for Sarissa Capital Management LP and Alexander J. Denner is 660 Steamboat Road, Greenwich, CT 06830.

(3)

Includes 31,031 Shares directly owned, 130,675 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2022, and 51,103 Shares issuable upon the vesting of RSUs within 60 days of March 31, 2022.

(4)	Includes 47,170 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2022.
(5)	Includes 14,168 Shares directly owned and 166,584 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2022.
(6)	Includes 253,931 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2022.
(7)	Includes 94,000 Shares directly owned.
(8)	Includes 210,431 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2022.
(9)	Includes 40,000 Shares directly owned and 44,463 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2022.
(10)	Includes 196,547 Shares directly owned and 210,431 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2022.
(11)	Includes 496,912 Shares directly owned and 189,907 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2022.
(12)	Includes 250,747 Shares directly owned and 338,220 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2022.
(13)	Includes 392,084 Shares directly owned and 405,602 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2022.
(14)	Includes 3,252,752 Shares directly owned per his final Form 4 filed on August 3, 2021 and 4,521,978 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2022.
(15)	Includes 317,860 Shares directly owned per his final Form 4 filed on August 3, 2021 and 295,848 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2022.
(16)

Includes an aggregate of 1,515,489 Shares directly owned, 1,997,414 Share issuable upon the exercise of options exercisable within 60 days of March 31, 2022 and 51,103 Shares issuable upon the vesting of RSUs within 60 days of March 31, 2022 held by our directors and executive officers as a group.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021 with respect to the Ordinary Shares or ADSs, as the case may be, that may be issued under our equity compensation plans, consisting of the 2020 Plan, the 2011 Plan, and the ESPP.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights Weighted- Average		Exercise Price of Outstanding Options, Warrants and Rights Number of Securities Remaining		Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by stockholders	27,770,479	(1)	$7.32	(2)	15,047,319	(3)
Equity compensation plans not approved by stockholders	—		—		—
Total	27,770,479	(1)	$7.32	(2)	15,047,319	(3)

(1)	Includes 18,493,303 shares issuable upon the exercise of outstanding options and 9,277,176 shares issuable upon the vesting of restricted stock units.
(2)

Represents the weighted-average exercise price of options outstanding under the 2020 Plan and the 2011 Plan. The weighted-average exercise price does not take into account restricted stock unit awards since such awards have no exercise price.

(3)

As of December 31, 2021, a total of 13,229,046 shares were reserved for issuance pursuant to the 2020 Plan and a total of 1,818,273 shares were reserved for issuance pursuant to the ESPP. No shares were available for grant under our 2011 Plan.

EXECUTIVE COMPENSATION

DISCUSSION AND ANALYSIS

The following compensation discussion and analysis describes the philosophy, objectives and structure of our fiscal year 2021 executive compensation program. This section is intended to be read in conjunction with the tables that immediately follow, which provide further historical compensation information for our named executive officers, who for the fiscal year ended December 31, 2021, were:

Karim Mikhail	President and Chief Executive Officer
Steven B. Ketchum, Ph.D.	President of Research and Development, Executive Vice President and Chief Scientific Officer
Michael W. Kalb	Senior Vice President and Chief Financial Officer, Assistant Secretary
Aaron D. Berg	Executive Vice President and President, U.S.
Jason M. Marks	Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary
John F. Thero	Former President and Chief Executive Officer (retired effective August 1, 2021)
Joseph T. Kennedy	Former Executive Vice President, General Counsel and Strategic Initiatives, Corporate Secretary (retired effective August 1, 2021)

2021 Operating Highlights

In 2021, we made significant progress in laying the foundation to support our long-term growth strategy, and we did so despite the continued global impact of the COVID-19 pandemic and headwinds resulting from the impact of generic availability of VASCEPA in the United States. Our achievements included strong and key addition to one management team, greater geographic reach for VASCEPA, including the commercial launch of VAZKEPA in Germany in September 2021 following approval by the European Commission of the marketing authorization application in the European Union in March 2021, as well as the submission of market access and reimbursement dossiers in ten European countries. We also expanded operations, diversified our pipeline and launched our Go-To-Market strategy. As discussed more fully below, achievement of these objectives was considered by our Remuneration Committee in determining executive compensation for 2021. Key operating highlights from the past year include the following global achievements and status of progress as of December 31, 2021:

United States

•

U.S. net product revenue was $577.9 million for the year ended December 31, 2021 amidst the ongoing challenges of the COVID-19 pandemic and the impact of additional generic icosapent ethyl market entrants

•	U.S. commercial operations remain positive supporting our investments to expand into Europe

•	The launch of the Go-To-Market strategy and progress across all three initiatives:

•	Expanding provider engagement

•	Enhanced awareness and use of VASCEPA with optimized sales force and expanded reach to approximately 150,000 healthcare providers

•	Continued evaluation of resources and encouraging pay-for-performance partnerships, such as BlinkRx, elements of Omnichannel and other initiatives

•	Focusing on managed care access

•

In December 2021, Amarin had approximately 40% of total commercial and Medicare Part D lives on a weighted average basis with VASCEPA as the exclusive IP product, and additional anticipated decisions could positively impact our exclusive coverage level in 2022 beyond 40%

•	Improved access for VASCEPA for 25% of all commercial lives

•	Optimizing fulfillment of VASCEPA prescriptions for cardiovascular (“CV”) risk reduction

•	Launched new VASCEPA campaign focused on prior myocardial infarction and stroke patients at a heightened risk of a subsequent event to generate immediate growth acceleration

•	Partnered with BlinkRx to support fulfillment process across the continuum of care, to ensure patients can start and remain on VASCEPA

Europe

•

Received market approval of VAZKEPA by the European Commission and the UK Medicines and Healthcare products regulatory agency (“MHRA”) as the first and only treatment to reduced CV risk in high-risk, statin-treated adult patients who have elevated triglycerides (≥150 mg/dL) and other risk characteristics

•	Submitted market access and reimbursement dossiers in ten European countries (namely Germany, UK, Italy, France, Spain, Denmark, Sweden, Finland, Norway, and the Netherlands) ahead of plan

•	Clinical and Health Technology Assessments processes and reimbursement discussions progressed in all targeted markets

•	Launched VAZKEPA in Germany despite resurging COVID-19 disruptions. Progressed commercial launch plans of VAZKEPA in up to six countries as expected, with preparations underway in several key markets

•	Actively negotiated partnerships to bring VAZKEPA to Central and Eastern European markets via marketing and distribution agreements with partners who have established infrastructure in such markets

International

•	Expects regulatory filings, approvals and potential launches of VASCEPA, via partners, in up to six new countries, including Australia, New Zealand, and certain Asia-Pacific markets in 2022

•	Received acceptances of VASCEPA for regulatory review in Australia and Israel, and have embarked on initiatives to engage a commercial partner to market/distribute VASCEPA in this region

•	The National Medical Products Administration (“NMPA”) accepted for review the new drug application for VASCEPA submitted by

•	Edding, Amarin’s partner in China

•	Expects final decisions from the NMPA in mainland China and from the regulatory authority in Hong Kong in the second half of 2022

•	Expanded VASCEPA commercialization in several Middle Eastern countries, including Lebanon, United Arab Emirates, and Qatar through partners

•

Continued execution of international expansion strategy that features plans to bring the CV reduction benefits of VASCEPA/VAZKEPA to approximately 20 additional countries over the course of the next three years through a series of distribution agreements and partnerships

•	Amarin’s partner in Canada, HLS Therapeutics, announced a co-promotional agreement for VASCEPA with Pfizer in Canada

Compensation Philosophy and Objectives

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Remuneration Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (“pay for performance”) and accomplishments that are expected to increase shareholder value. In furtherance of this goal, the Remuneration Committee has adhered to the following guidelines as a foundation for decisions that affect the levels of compensation:

•

provide a competitive total compensation package that enables the Company to attract and retain highly qualified executives with the skills and experience required for the achievement of business goals;

•	align compensation elements with the Company’s annual goals and long-term business strategies and objectives;

•

promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of shareholder value.

The Remuneration Committee has historically compensated executive officers with three primary compensation components: base salary, annual and short-term incentive bonuses, and long-term equity-based compensation. The Remuneration Committee believes that cash compensation in the form of base salary and incentive bonuses provides our executives with short-term rewards for success in operations, and that long-term compensation through the grant of equity awards aligns the objectives of management with those of our shareholders with respect to our long-term performance and success.

As part of establishing competitive compensation and evaluating performance, the Remuneration Committee takes into account the Company’s plans and the Company’s performance against such plans as well as the Company’s performance with respect to unforeseen opportunities and challenges such as the prolonged impact in 2021 of the COVID-19 pandemic.

Chief Executive Officer Performance and Compensation

Our Remuneration Committee believes that it is especially important to set compensation for our Chief Executive Officer in a manner that address the fundamental objectives described above. The compensation discussion below pertains to the 2021 compensation of Karim Mikhail, who succeeded to the role of President and Chief Executive Officer on August 1, 2021, upon the retirement of John F. Thero. Prior to his appointment as President and Chief Executive Officer, Mr. Mikhail had been our Senior Vice President, Commercial Head Europe since July 2020.

Mr. Mikhail’s cash compensation was set at the market 25th percentile of other Chief Executive Officers in our 2021 peer group. Mr. Mikhail’s bonus potential is tied to achievement of pre-defined corporate goals for the applicable year, with no consideration given to individual performance goals as his individual goals were deemed to be the corporate goals. For 2021, Mr. Mikhail’s target cash bonus potential, which was 70% of his base compensation and at approximately the 25th percentile for other Chief Executive Officers in our peer group, was tied to achievement of the corporate goals established by the Remuneration Committee.

The Remuneration Committee established Mr. Mikhail’s compensation on the belief his experience, leadership and abilities would be critical to the Company’s efforts to overcome challenges and to focus on Amarin’s long-term growth strategy. The Remuneration Committee believes that Mr. Mikhail’s total compensation has been strongly aligned with corporate performance and the interests of our shareholders, including consideration of base compensation, target cash bonus potential and equity incentive awards. With regard to incentive cash bonuses, our Remuneration Committee has an established practice of paying no or partial incentive cash bonuses when the pre-defined corporate goals are not achieved or achieved only in part. For 2021, Mr. Mikhail was awarded an annual bonus for 2021 in the amount of $430,000 based on 83% achievement of the pre-defined corporate goals.

Intentionally, a substantial portion of Mr. Mikhail’s compensation is in the form of equity incentive awards, which the Remuneration Committee believes further aligns Mr. Mikhail’s interests with those of our shareholders.

Approximately 80% of Mr. Mikhail’s 2021 total compensation as reported in the Summary Compensation Table below relates to stock options and restricted stock units and 87% of his total target compensation is performance-based and/or at risk, in either the form of equity awards or incentive bonus.

In connection with his promotion to the roles of President and Chief Executive Officer, in April 2021, Mr. Mikhail was granted a one-time (a) stock option award exercisable for up to 290,200 ordinary shares of Amarin, which vests in equal annual installments over four years, (b) award of 215,200 time-based restricted stock units relating to ordinary shares of Amarin, which vests in equal annual installments over three years and (c) award of 200,000 performance-based restricted stock units relating to ordinary shares of Amarin, which vests upon the achievement of certain performance-based milestones, as discussed in more detail in the Summary Compensation Table and in the Grants of Plan-Based Awards table below.

The Remuneration Committee believes that the amount and nature of Mr. Mikhail’s compensation in 2021 were at levels that strongly aligned with Mr. Mikhail’s level of experience, Amarin’s corporate performance and goals and the interests of our shareholders.

Roles in Determining Compensation

Remuneration Committee

The Remuneration Committee, together with the Board, determines the framework for the compensation of Amarin’s executive officers. The Remuneration Committee also determines the corporate and individual performance goals under our management incentive plan and the level of achievement of these goals, and determines the policy for and scope of service agreements for the executive officers and contractual severance payments. While the Remuneration Committee draws on a number of resources, including input from the Chief Executive Officer and independent compensation consultants, to make decisions regarding our executive compensation program, ultimate decision-making authority rests with the Remuneration Committee, subject in key cases to ratification by the independent members of the Board. The Remuneration Committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the Company and evaluating an executive’s performance during the year against established goals, operational performance, and business responsibilities. In addition, the Remuneration Committee incorporates judgment in the assessment process to respond to and adjust for the evolving business environment.

Risks Related to Compensation Policies and Practices

As part of the Board’s risk oversight role, our Remuneration Committee reviews and evaluates the risks associated with our compensation programs. Our Remuneration Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Amarin. In making this determination, our Remuneration Committee considered the following:

•	the Company’s use of different types of compensation vehicles to provide a balance of long- and short-term incentives with fixed and variable components;

•	the granting of equity-based awards with time-based vesting and performance-based vesting, both of which encourage participants to work towards long-term appreciation in equity values;

•	the Company’s annual bonus determinations for each employee and vesting of performance-based equity awards being tied to achievement of Company goals, which goals promote long-term value; and

•

the Company’s system of internal control over financial reporting and Code of Business Conduct and Ethics, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

Compensation Consultant

The Remuneration Committee retains the services of Aon. The mandate of the consultants includes assisting the Remuneration Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design, and benchmarking with the Company’s peers in the industry. The Remuneration Committee regularly evaluates the performance of its compensation consultants, considers alternative compensation consultants, and has the final authority to engage and terminate such services.

The Remuneration Committee has assessed the independence of Aon pursuant to Nasdaq and SEC rules and concluded that no conflict of interest exists that would prevent Aon from serving as an independent consultant to the Remuneration Committee.

Chief Executive Officer

Our Chief Executive Officer attends Remuneration Committee meetings and works with the Remuneration Committee Chairman and its compensation consultants to develop compensation recommendations for executive officers (excluding the Chief Executive Officer) and other key executives, based upon individual experience and breadth of knowledge, internal considerations, individual performance during the fiscal year, and other factors deemed relevant by the Remuneration Committee. The recommendations are then submitted to the Remuneration Committee for review and consideration. The Remuneration Committee works directly with its compensation consultants to determine compensation actions for the Chief Executive Officer. In accordance with Nasdaq listing rules, our Chief Executive Officer is not present during voting or deliberations concerning his own compensation.

Say-on-Pay

Annually, at our general meeting of shareholders, we hold a non-binding advisory vote regarding the compensation of our named executive officers, which we refer to as say-on-pay. The Remuneration Committee has considered and will continue to consider the outcome of such say-on-pay votes, including the percentage of votes cast in favor and against the say-on-pay proposal, when making future compensation decisions for our named executive officers. The Remuneration Committee also relies on advice from its compensation consultants, its evaluation of Company performance against pre-defined corporate goals, its understanding of the challenges facing the Company and its observations of executive officer performance to determine executive officer compensation.

At our 2021 Annual General Meeting of Shareholders, the non-binding advisory vote of shareholders supported the compensation of our named executive officers as reported in our 2021 proxy statement by 72.5% of the votes cast at the meeting. These votes for and against the say-on-pay proposal, together with available feedback from investors, have been and will continue to be considered by the Remuneration Committee in connection with the evaluation of executive compensation.

Competitive Market Benchmarking

The Remuneration Committee draws on a number of resources to assist in the evaluation of the various components of the Company’s executive compensation program. While we do not establish compensation levels based solely on benchmarking, pay practices at other companies are a factor that the Remuneration Committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace.

Our peer companies referenced in determining compensation actions with respect to 2021 fiscal year compensation were selected by the Remuneration Committee with the support of Aon, which, beginning in 2011, has been retained to conduct comprehensive reviews of the Company’s executive compensation practices.

Our peer companies for 2021 compensation evaluation were selected prior to the start of 2021 in consultation with Aon on the basis of business segment and size metrics, including market capitalization, revenue, headcount and business model. Aon also qualitatively evaluated each company based on business focus and corporate strategy. For the 2021 peer group, Aon also took into account Amarin’s planned headcount expansion.

The Remuneration Committee considered the foregoing analysis in selecting the following 17 publicly-traded peer companies for use in evaluating compensation actions in the 2021 fiscal year:

ACADIA Pharmaceuticals	Halozyme Therapeutics*	Pacira Biosciences*
Akcea Therapeutics*	Intercept Pharmaceuticals*	PTC Therapeutics*
Akebia Therapeutics	Ionis Pharmaceuticals*	Repligen Corporation*
Alkermes*	Ironwood Pharmaceuticals*	Supernus Pharmaceuticals*
Emergent BioSolutions	Jazz Pharmaceuticals*	United Therapeutics
Exelixis*	Neurocrine Biosciences*

*	Included in prior-year peer group.

In addition to the peer group above, the Remuneration Committee also reviews competitive compensation data from the Aon Global Life Sciences Compensation Survey. For 2021 compensation decisions, the Radford survey group included publicly traded biopharmaceutical companies with between 300 and 3,000 employees, annual revenue between $200 million and $1.5 billion, and market capitalization of between $500 million and $8.0 billion. For benchmarking purposes, Aon then developed a final market composite data point based equally on proxy data and survey data. Aon then assessed the Company’s 2021 compensation against market pay elements such as base salary, target short-term incentives as a percentage of base salary, target total cash compensation, long-term incentives and target total direct compensation. Additionally, the Company’s incumbent officers were matched to benchmark positions according to each officer’s primary responsibilities.

The Remuneration Committee reviews the Company’s list of peer companies annually to reflect changes in market capitalization, developments at the Company relative to its peer companies, and other factors.

Implementation of Objectives

In fiscal year 2021, our executive compensation program consisted of the following forms of compensation, each of which is described below in greater detail:

•	Base Salary

•	Annual Incentive Bonus

•	Equity Compensation (subject to time and/or performance vesting)

•	Employee Benefit Programs

In general, our Remuneration Committee aims to set executives’ total cash compensation (base salary plus target bonus) at levels near the 50th percentile for executives with similar roles in the Company’s peer group. Long-term incentive awards include stock options and restricted stock units and the value of such awards is generally targeted at the 50th percentile of our peer group. Our Remuneration Committee believes that the 50th percentile for total compensation is the minimum total compensation level that will allow us to attract and retain highly skilled executives.

Base Salary

Overview

Our Remuneration Committee aims to set executives’ base salaries, in the aggregate, at levels near the 50th percentile of salaries of executives with similar roles at the Company’s peer group. The Remuneration Committee believes it is important to provide adequate fixed compensation to our executive officers working in a highly volatile and competitive industry. The Remuneration Committee’s choice of this target percentile reflects consideration of our shareholders’ interests in paying what is necessary to attract and retain qualified executives and achieve our corporate goals, while conserving cash and equity as much as practicable. We believe that, given the industry in which we operate and our compensation philosophy and objectives, base salaries at the 50th percentile are generally sufficient to retain our current executives and to hire new executives when and as required. In determining appropriate base salary levels for a given executive officer, the Remuneration Committee also considers the following factors:

•	individual performance of the executive, as well as overall performance of the Company, during the prior year;

•	level of responsibility, including breadth, scope and complexity of the position;

•	level of experience and expertise of the executive;

•	internal review of the executive’s compensation relative to other executives to ensure internal equity;

•	level of the executive’s compensation in the form of equity incentive awards; and

•	executive officer compensation levels at other similar companies to ensure competitiveness.

Salaries for executive officers are determined on an individual basis at the time of hire and are set to be competitive with peer companies in our industry. Adjustments to base salary are considered annually in light of each executive officer’s individual performance, the Company’s performance and compensation levels at peer companies in our industry, as well as changes in job responsibilities or promotion. The Chief Executive Officer assists the Remuneration Committee in its annual review of the base salaries of other executive officers based on the foregoing criteria.

Changes in Base Salaries for 2021

In January 2021, the Remuneration Committee approved salary increases, effective February 1, 2021, for the named executive officers as set forth below. These increases were determined to take into consideration the rate of inflation and to approximate the estimated rate of compensation increase in the Company’s peer group.

Individual	2020 Base Salary	2021 Base Salary	% Increase
Dr. Ketchum	$530,000	$545,900	3.0%
Mr. Kalb	$460,000	$475,200	3.3%
Mr. Berg	$460,000	$475,200	3.3%
Mr. Thero	$820,000	$844,600	3.0%
Mr. Kennedy	$530,000	$545,000	2.8%

In connection with his promotion to President and Chief Executive Officer in August 2021, Mr. Mikhail’s base salary was increased to $750,000. This base salary is at the 25th percentile for Chief Executive Officers within our peer group. When Mr. Marks was hired as our Senior Vice President and Chief Legal Officer, effective in August 2021, his base salary was approved at $475,000, below the 50th percentile for officers of similar position within our peer group.

Cash Incentive Awards

The Company also provides executive officers with the opportunity to earn annual performance-based cash bonuses, which are specifically designed to reward executives for overall corporate performance as well as, for executives other than the Chief Executive Officer, individual performance in a given year.

The Board has adopted a Management Incentive Compensation Plan (“MICP”), under which the Remuneration Committee each year determines and approves corporate and individual performance goals and achievement of these goals for purposes of determining annual performance-based cash bonuses. The MICP is intended to provide structure and predictability regarding the determination of performance-based cash bonuses. Specifically, the MICP is intended to:

(i)	increase management focus on goals that are challenging but achievable and intended to create value for shareholders; (ii) encourage management to work as a team to achieve the Company’s goals;

(iii)	encourage individuals to realize goals that are meaningful to the Company;

(iv)	provide incentives for management to strive for achievement above and beyond the Company goals; and

(v)	help attract and retain high quality senior management personnel.

The MICP provides that the bonus potential for our executive officers will be established on an annual basis by the Remuneration Committee. Under the MICP, the actual amount of the bonus paid is calculated on a formulaic basis based upon achievement of pre-determined performance goals. In order to be eligible to receive a bonus, the Company must have achieved at least a specified percentage of the corporate and individual goals for that year. The corporate goals and the relative weighting of the corporate and individual performance goals, as well as the relative weighting for each individual of individual performance goals, are established by the Remuneration Committee on an annual basis, shortly after our Board approves our annual operating plan (referred to herein as the Company’s “2021 operating plan” or the “Company’s plan”). The Remuneration Committee has determined it appropriate to have our Chief Executive Officer’s goals match our corporate goals and for no portion of his annual incentive bonus to be determined based on individual performance goals. For all other executive officers, individual goals are determined on an annual basis by the Remuneration Committee based on their areas of functional responsibility.

Under the MICP, the Remuneration Committee reserves the right to make subjective assessments of executive performance and to separately reward performance beyond established individual or corporate goals and targets, and to award a smaller or larger bonus than provided for in the MICP, or to award no bonus.

For fiscal year 2021, the target bonus potential for our management employees as a percentage of base salary ranged from 80% for our former President and Chief Executive Officer, 70% for our current President and Chief Executive Officer, 50% for our Executive Vice Presidents, 40-50% for our Senior Vice Presidents, 30-35% for our Vice Presidents, and 15-25% for our Directors and Managers. All of the bonus potential for both our current and former President and Chief Executive Officer was tied to the 2021 corporate goals.

Fiscal Year 2021 Annual Bonus Incentive

Upon completion of fiscal year 2021, the Remuneration Committee assessed the Company’s performance against corporate performance goals established for 2021 and, for executive officers other than our current and former President and Chief Executive Officer, the executive’s overall performance against individual performance goals established for 2021. In accordance with our customary practice, the Board approved the 2021 corporated goals in December 2020. Although during 2021 neither the Remuneration Committee nor the Board approved any adjustments to the goals approved in December 2020 in light of the continued impact of the COVID-19 pandemic or other unanticipated events, the Company did take into account the prolonged impact of the COVID-19 pandemic on the Company’s operations when determining achievement and, for executives other than our current and former President and Chief Executive Officer (for whom the bonus potential is tried entirely to the achievement of corporate goals), adjusted the individual achievement level to be eligible for a bonus from 80% to 70% of the person’s individual goals.

Set forth below are the corporate goals that were approved by the Remuneration Committee in assessing overall performance for the 2021 fiscal year, as well as the relative weighting of these goals and the Remuneration Committee’s determination of achievement for each goal.

2021 Corporate Goals*

U.S. Commercial Profitability Improvement (20%). These goals established target performance for the Company regarding the commercialization of VASCEPA in the United States. The specific goals were as follows:

•	Improve profit from U.S. commercial activities to exceed $200 million** (80%)

•

Compliance: Favorable year-end report to our Board on adherence to, and compliance with, corporate compliance program and no lost claim due to untruthful or misleading statements to healthcare professionals (20%)

*

Certain of the metrics under the MICP tied to the 2021 operating plan above and throughout this Amendment include highly sensitive data, including international expansion projections, inventory purchase requirements, cash outflows and support for supplier capacity expansion. We do not disclose the specific target levels for these metrics, including as they inform certain individual performance goals, because we believe that such disclosure would result in competitive harm to our Company. We purposely set these target levels at aggressive levels. Revealing these metrics, including the reasoning for setting targets at specific levels, could potentially reveal insights about our commercialization plans and research and other objectives that our competitors could use against us in the marketplace for similar pharmaceutical products. We believe each of these target levels was designed to be challenging but attainable under assumed conditions if we had what we considered to be a successful year.

**

In 2021, the Company utilized a profitability metric rather than a revenue-based performance metric to further encourage top-line growth and administrative efficiencies. The profitability figure above refers to U.S. gross margin minus U.S. sales and marketing related expenses.

European Commercialization (20%). These goals establish target performance for the Company regarding the commercialization of VAZKEPA in the European Union (“EU”). The specific goals were as follows:

•	Secure approval of marketing authorization (“MAA”) for CV risk reduction by the end of the first quarter of 2021 (25%)

•	Launch commercially in Germany in the third quarter of 2021 (50%)

•	Secure market access with pricing consistent with the Company’s plan in at least one country (25%)

International Expansion (10%). These goals establish target performance for the Company regarding the commercialization of VAZKEPA in the rest of the world. The specific goals were as follows:

•	China: Support Edding’s submission for VASCEPA regulatory approval in mainland China (50%)

•	China: Garner recommendation from medical society regarding use of VASCEPA based on REDUCE-IT results (25%)

•	Canada and the Middle East and North Africa : Support revenue growth consistent with the Company’s plan (25%)

R&D/Business Development (20%). These goals establish target performance for the Company regarding research and development, as well as business development activities. The specific goals were as follows:

•

Secure an in-license for development of (or develop organically) a new product or a new indication capable of supporting at least a specified amount in peak sales and advance such opportunity to status of clinically viable with business plan supported by our Board (75%)

•	Complete ongoing COVID-19 studies (25%)

Supply (20%). These goals established target performance for the Company regarding the commercial and clinical supply. The specific goals were as follows:

•	Supply price: Purchase active pharmaceutical ingredient at an average price consistent with the Company’s plan (50%)

•

Suppliers: Ensure adequate qualified supply to meet 2021 demand and to exit 2021 with capacity on-line (or schedule to be on-line) to meet or exceed a specified percentage of base case revenue scenarios for 2022 and 2023 as determined for next year’s plan (50%)

Financial (10%). This goal established target performance for the Company regarding the operational finance performance. The specific goal was as follows:

•	Cash outflow from operations: Ensure gross cash outflow is not greater than the Company’s 2021 operating plan

In reviewing the Company’s performance against the pre-specified corporate goals set by the Remuneration Committee as described above, the Remuneration Committee determined the goals were achieved as follows:

•	the U.S. Commercial Profitability Improvement goal was achieved at the 100% level, resulting in a weighted score of 20% for this component of the corporate goals;

•	the European Commercialization goal was achieved at the 100% level, resulting in a weighted score of 20% for this component of the corporate goals;

•	the International Expansion goal was achieved at the 75% level, resulting in a weighted score of 7.5% for this component of the corporate goals;

•	the R&D/Business Development goal was achieved at the 25% level, resulting in a weighted score of 5% for this component of the corporate goals;

•	the Supply goal was achieved at the 100% level, resulting in a weighted score of 20% for this component of the corporate goals; and

•	the Financial goal was achieved at the 100% level, resulting in a weighted score of 10% for this component of the corporate goals.

In total, the Remuneration Committee determined that these pre-defined corporate goals were achieved at approximately 83% level. The Remuneration Committee determined that no pre-defined stretch goal was achieved.

In addition, to provide added incentive and reward for potential key value adding accomplishment, “stretch” award opportunities were set for certain of the named executive officers if specific accomplishments were successful, including an additional (i) $75,000 payable to Dr. Ketchum if the European Commission approved VASCEPA before June 30, 2021 with a label consistent with prior presentation to our Board; (ii) $50,000 payable to Mr. Mikhail for each successful market access in certain EU geographies within 18 months of EU approval, subject to certain pricing parameters; (iii) $75,000 payable to Mr. Kennedy conditioned upon governmental support for VASCEPA as a COVID treatment; and (iv) $100,000 payable to Mr. Kennedy for successful legal achievements related to the generic market.

Individual Performance-Based Cash Bonus Awards

Karim Mikhail, President and Chief Executive Officer (principal executive officer)

The Remuneration Committee calculated Mr. Mikhail’s 2021 MICP bonus to be $430,000 in connection with, and based on, the Company’s achievement of base corporate goals as described above (83% level).

Steven B. Ketchum, Ph.D., President of Research and Development, Executive Vice President and Chief Scientific Officer

For Dr. Ketchum, individual performance goals for fiscal year 2021 were focused on the areas outlined below:

European Commercialization: 35%

•	Secure first-cycle positive opinion on EU MAA from the European Medicines Agency (“EMA”) Committee for Medicinal Products for Human Use (“CHMP”) and European Commission approval

•	Support commercial launch in Germany

•

Leverage “Reliance Route” to submit UK MAA within one month of CHMP positive opinion; secure first-cycle approval of UK MAA for CV risk reduction by the end of 2021 and support product launch in UK per the Company’s plan

•	Incorporate Swissmedic pre-submission feedback into final dossier and submit Swiss MAA

•	Determine and implement short-and long-term strategies for meeting country-specific Responsible Person requirements per the Company’s plan

•	Submit variations to add certain drug substance suppliers and secure EU approval by end of 2021

•	Successfully complete required process validation lots to enable EU launch

•	Qualify EU-based packaging facility and submit variation to MAA per the Company’s plan

U.S. Commercialization and International Expansion: 30%

•	Support existing ex-US partnerships and future potential partnering activities throughout 2021

•	Ensure product quality and uninterrupted supplies that meet near-term and future commercial demands and research needs throughout 2021

•	Continue data flow for REDUCE-IT throughout 2021

Future Development Strategy and Life Cycle / Pipeline Management: 35%

•

In-license for development (or develop organically) a new product or a new indication capable of supporting a specified amount in peak sales and advance such opportunity to status of clinically viable with business plan supported by the Board and execute per the Company’s plan

•	Support completion of ongoing COVID-19 studies and help create recommended next steps for presentation to the Board by the end of 2021

•	Submit pre-investigation new drug rationale for a proscribed indication pursuant the Company’s plan

Under the Company’s MICP, 75% of Dr. Ketchum’s bonus for 2021 was based on achievement of the corporate goals (in proportion to the extent such goals were achieved) and 25% of his bonus was based on achievement of his individual goals (in proportion to the extent such goals were achieved).

The Remuneration Committee approved the achievement of 2021 corporate goals at the 83% level as described above. In reviewing the above-described individual performance goals, the Remuneration Committee concluded that Dr. Ketchum had achieved his individual goals at the 95% level.

The Remuneration Committee calculated Dr. Ketchum’s 2021 MICP bonus to be $258,000 (not including the special achievements described below), or 85% of his target bonus amount. The calculation was based on 75% weight given to the 83% achievement of 2021 corporate goals and 25% weight given to the 95% achievement of Dr. Ketchum’s individual goals.

Michael W. Kalb, Senior Vice President and Chief Financial Officer, Assistant Secretary (principal financial officer and principal accounting officer)

For Mr. Kalb, individual performance goals for fiscal year 2021 were focused on the areas outlined below as:

Business Financial Management: 30%

•	Ensure gross cash outflow is not greater than the Company’s 2021 operating plan (except if supported by higher than plan revenues)

•

Manage cash balance and net operating cash flow such that it is equal to or greater than the Company’s 2021 operating plan: create and implement quarterly internal risk/return analysis in compliance with investment policy and improve cash inflow/outflow analysis with quarterly explanations of any major plan variances leading to improved cash forecasting to satisfaction of the Chief Executive Officer

•

Improve processes by which 2021 and 2022 financial assumptions are updated on a rolling basis and goal performance are reviewed quarterly with department and functional leads to enhance 2021 accountability and to ensure alignment/identify changes; present significant assumption changes to the Chief Executive Officer on a timely basis as warranted; launch formal operating plan kickoff approximately one week following the Company’s strategic meeting and complete the operating plan, including certain goals, at least one week before December Board meeting

Financial Reporting, Expense Control and Tax: 25%

•	Maintain operational expenses for Finance/Accounting and Investor Relations which do not exceed the Company’s 2021 operating plan

•	Implement efficiencies relating to auditor, press release and website matters related to quarterly and annual reporting

•	Ensure no material control weaknesses from 2021 compliance testing or from 2020 compliance testing completed in 2021

•	Update policies and procedures to ensure adequacy of infrastructure in Europe to ensure timely reporting (including statutory reporting), tax compliance and value-added tax compliance

•	Work with accountants and advisors to establish internal controls over financial reporting throughout Europe by the end of the second quarter of 2021

•	Continue creation and implementation of EU corporate structure with Legal, including maintaining consistency with current corporate structure; update transfer pricing study for current structure

Commercial & Business Development Support: 35%

•	Work with U.S. commercial team to proactively address and respond to market dynamics (e.g., COVID-19 and generic entry) to ensure achievement of target U.S. commercial operating income

•	Build the necessary European financial infrastructure to ensure timely and accurate financial closes and reporting

•

In conjunction with the business development team, support the evaluation of potential transactions per the Company’s plan, including providing and updating corporate forecasts as applicable and providing other financial support

Investor Relations: 10%

•

Coordinate U.S. website refresh to be live by February 2021, ensure it is perpetually updated and ensure that potential increase in activity from EU investors is addressed consistent with peer company standards

•	Assist Investor Relations with responsiveness to investor inquiries

•	Draft press releases, to the extent possible, at least one week prior to target release dates

Under the Company’s MICP, 75% of Mr. Kalb’s bonus for 2021 was based on achievement of the corporate goals (in proportion to the extent such goals were achieved) and 25% of his bonus was based on achievement of his individual goals (in proportion to the extent such goals were achieved).

The Remuneration Committee approved the achievement of 2021 corporate goals based at the 83% level as described above. In reviewing the above- described individual performance goals, the Remuneration Committee concluded that Mr. Kalb had achieved approximately 96% of his individual goals.

The Remuneration Committee calculated Mr. Kalb’s 2021 MICP bonus to be $204,930, or 86.25% of his target bonus amount. The calculation was based on 75% weight given to the 83% achievement of 2021 corporate goals and 25% weight given to the 96% achievement of Mr. Kalb’s individual goals.

Aaron D. Berg, Executive Vice President and Chief Commercial Officer

For Mr. Berg, individual performance goals for fiscal year 2021 were focused on the areas outlined below as:

U.S. Commercial Profitability: 50%

•	Improve profit from U.S. commercial activities per the Company’s plan

•	Favorable year-end report to the Board on adherence to and compliance with corporate compliance program and no lost claim due to untruthful or misleading statements to healthcare professionals

Sales: 20%

•

Conduct comprehensive analysis of COVID-19/generic launch impact and recommend prudent optimization strategy; subject to Board approval, implement in the second quarter of 2021 and achieve strategic triggers

•	Increase sales professionals’ cost-effective productivity as per 2021 operation plan

•	Increase sales reach and productivity of target as per the Company’s 2021 operating plan

Marketing: 20%

•

Before the end of the first quarter of 2021, create and implement strategies and tactics to increase awareness of the need for preventative CV care as patients returning to routine medical care and achieve objectives established in such plans

Managed Markets and Trade: 10%

•	Increase formulary access for covered lives in accordance with the Company’s 2021 operating plan

Under the Company’s MICP, 75% of Mr. Berg’s bonus for 2021 was based on achievement of the corporate goals (in proportion to the extent such goals were achieved) and 25% of his bonus was based on achievement of his individual goals (in proportion to the extent such goals were achieved).

The Remuneration Committee approved the achievement of 2021 corporate goals at the 83% level as described above. In reviewing the above-described individual performance goals, the Remuneration Committee concluded that Mr. Berg had achieved 90.5% of his individual goals.

The Remuneration Committee calculated Mr. Berg’s 2021 MICP bonus to be $233,406, or approximately 85% of his target bonus amount. The calculation was based on 75% weight given to the 83% achievement of 2021 corporate goals and 25% weight given to the 90.5% achievement of Mr. Berg’s individual goals.

Jason M. Marks, Executive Vice President, Chief Legal and Compliance Office and Corporate Secretary

In connection with his appointment as Amarin’s Senior Vice President, Chief Legal Officer and Corporate Secretary in August 2021 and pursuant to his employment agreement with the Company, the Remuneration Committee approved a 2021 bonus amount for Mr. Marks in the amount of $207,219.

John T. Thero, former President and Chief Executive Officer

For Mr. Thero, pursuant to and conditioned upon Mr. Thero’s compliance with his separation agreement, Mr. Thero was eligible for a 2021 annual bonus, calculated on a pro rata basis based on his 2021 service and subject to the achievement of our Board’s approved corporate goals, with such bonus targeted at 80% level of his base salary. Consistent with this arrangement, in January 2022, the Board approved a 2021 bonus for Mr. Thero in the amount of $536,738

Joseph T. Kennedy, former Executive Vice President, General Counsel and Strategic Initiatives, Secretary

For Mr. Kennedy, pursuant to and conditioned upon Mr. Kennedy’s compliance with his separation agreement, Mr. Kennedy was eligible for a 2021 annual bonus, calculated on a pro rata basis based on his 2021 service and subject to the achievement of our Board’s approved corporate goals, with such bonus targeted at 50% of his base salary. Consistent with this arrangement, in January 2022, the Board approved a 2021 bonus amount for Mr. Kennedy in the amount of $216,824.

Special Incentive Bonus Programs

From time to time, the Remuneration Committee establishes special bonus programs to incentivize individual performance toward goals that are judged by the Remuneration Committee as important for corporate progress, very difficult to achieve, and of significant shareholder value if achieved or to reward exceptional achievement.

At the time that it approved annual bonuses for 2021, the Remuneration Committee approved an additional bonus of $50,000 for Mr. Mikhail for his significant achievements during 2021, including a smooth transition following Mr. Thero’s retirement, his vision and strategy, his leadership with the Go-To-Market strategy development, successes in driving progress in Europe, building out the management team and driving a performance-driven culture focused on meritocracy.

In December 2021, the Remuneration Committee approved a special retention bonus award for Dr. Ketchum in the amount of $25,000, in recognition of his undertaking additional business development responsibilities, and his performance with respect to such responsibilities.

Equity Compensation

Overview

Stock Options and Restricted Stock Units. As an important component of our compensation program, executive officers are eligible to receive equity compensation, which has historically been in the form of stock options, restricted stock units and performance-based restricted stock units. The Remuneration Committee grants stock options and restricted stock units (both time-based and performance-based) to executive officers to aid in their retention, to motivate them to assist with the achievement of both near-term and long-term corporate objectives and to align their interests with those of our shareholders by creating a return tied to the performance of our stock price. In determining the form, date of issuance and value of a grant, the Remuneration Committee considers the contributions and responsibilities of each executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other executives at peer companies holding comparable positions, individual achievement of designated performance goals, and the Company’s overall performance relative to corporate objectives.

We believe that equity awards, through stock options and restricted stock units, align the objectives of management with those of our shareholders with respect to long-term performance and success. We believe that equity awards serve as useful performance-recognition mechanisms with respect to key employees, as most awards are subject to time-based vesting provisions. Stock options are typically awarded to executive officers upon their hiring. We believe that such equity awards encourage executive officers to remain with the Company and also focus on our long-term performance as well as the achievement of specific performance goals.

Equity Award Grant Policy. We have an equity award grant policy that formalizes our process for granting equity-based awards to officers and employees. Under our equity award grant policy, all grants to executive officers must be approved by our Board or Remuneration Committee and all grants to other employees must be granted within guidelines approved by our Board or Remuneration Committee. All stock options have an exercise price equal to the fair market value of our Ordinary Shares, calculated based on our closing market price on the applicable grant date. Under our equity award grant policy, equity awards will generally be granted as follows:

•

grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will generally be made at meetings of the Remuneration Committee, and effective on the first trading day of the month following the later of (1) the hire date or the promotion date or (2) the date on which such grant is approved; and

•

grants made to existing employees other than in connection with a promotion will be made, if at all, on an annual basis and generally shall be made effective on the first trading day of the month following the date on which such grant is approved.

Equity Grants Awarded in Fiscal Year 2021

In considering annual equity awards for our executive officers in 2021, our Remuneration Committee aimed to grant equity that generally targets the 50th percentile of the Company’s peer group, with some performance-based awards targeted at the 75th percentile of the Company’s peer group. Equity awards in 2021 were comprised of a mix of time-based stock options (vesting over a four-year period), time-based restricted stock unit awards (vesting over a three-year period) and performance-based restricted stock unit awards (vesting tied to the achievement of pre-defined performance milestones; including the achievement of pre-defined revenue milestones). Equity awards in made in 2021 were granted with a view towards both retaining and incentivizing our executives in future periods.

The grant date fair values of the equity awards granted to executive officers for the 2021 fiscal year are reflected in the Summary Compensation Table below and the number of shares subject to equity awards granted in 2021 is reflected in the Grants of Plan-Based Awards table below.

With respect to the Black-Scholes option-pricing model required under FASB ASC Topic 718 and discussed further below, historical variable assumptions and other variables can cause model prices to be more or less than the actual value of an option when exercised or in an ultimate exit. Actual option value is instead based on stock performance, which can vary significantly from these historical variable assumption-based valuation estimates. Because the actual value is based on stock performance, the Remuneration Committee believes that the equity awards create added and important alignment of management with our other shareholders regarding our long-term growth.

Employee Benefit Programs

Executive officers are eligible to participate in all of our employee benefit plans, including medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits. Our executive officers participate in the same employee benefit plans as other employees in the Company on the same terms as such employees.

Our retirement savings plan (“401(k) Plan”) is a tax-qualified retirement savings plan, pursuant to which all employees, including the named executive officers, are able to contribute certain amounts of their annual compensation, subject to limits prescribed by the IRS, which contributed amounts are eligible for a discretionary percentage match, in cash, as defined in the 401(k) Plan and determined by the Board of Directors. We recognized $1.9 million of related compensation expense for the 401(k) Plan for the year ended December 31, 2021.

Tax and Accounting Considerations

In making compensation decisions affecting our executive officers, the Remuneration Committee considers our ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the Remuneration Committee considers the requirements and impact of Section 162(m) of the Code. Under Section 162(m) of the Code compensation paid to each of the company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible for tax purposes unless the compensation qualifies for certain grandfathered exceptions for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.

Although the Remuneration Committee considers tax implications as one factor in determining executive compensation, the Remuneration Committee also looks at other factors in making its decisions and believes that stockholder interests are best served if the Committee retains maximum flexibility to design executive compensation programs that meet stated business objectives.

Stock Ownership Guidelines

The Board believes it is important to align the interests of our executive officers with those of its shareholders. To this end, in March 2013, the Board established Stock Ownership Guidelines for its executive officers. The guidelines require that each executive officer maintain an equity interest in the Company with a value at least equal to a multiple of the executive officer’s base salary, as follows:

Position	Target
Chief Executive Officer	3x annual base salary
Other Executive Officers	1x annual base salary

Equity interests that count toward the satisfaction of the ownership guidelines include the value of ordinary shares owned (including shares purchased on the open market or acquired upon the exercise of stock options). The calculation of an individual’s equity interest, however, does not include the value of stock options (whether or not vested), unvested restricted stock, and unvested restricted stock units. Executive officers have five years from commencement of their appointment as an executive officer to attain these ownership levels. If an executive officer does not meet the applicable guideline by the end of the five-year period, the officer is required to hold a minimum of 50% to 100% of the shares resulting from any future equity awards until the applicable guideline is met, net of shares sold or withheld to exercise stock options and pay withholding taxes. The Remuneration Committee, however, may make exceptions for any officer on whom this requirement could impose a financial hardship.

As of the date of this Amendment, all of the Company’s named executive officers have satisfied these ownership guidelines, or have time to do so.

Additionally, we have instituted Stock Ownership Guidelines for our non-employee directors. For information regarding these guidelines, see the section entitled “Director Compensation—Non-Employee Director Compensation.”

Clawback

As of the date of this Amendment, we do not have a formal compensation recovery policy, often referred to as a “clawback” policy, which would typically provide that the officers or directors subject to the policy must reimburse the Company for any bonus or other incentive-based or equity-based compensation improperly received. The Remuneration Committee intends to adopt a formal clawback policy once the final rules relating to such policies are issued pursuant to the Dodd-Frank Act. The Company has not had an accounting restatement. Furthermore, the majority of the Company’s cash incentive awards have over the years been for matters pertaining to third-party regulatory approvals and other milestone achievements that are objective in nature or otherwise able to be evaluated by the Remuneration Committee without risk of accounting restatement.

REMUNERATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The Remuneration Committee of the Board of Directors has reviewed and discussed the Executive Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this Proxy Statement for the fiscal year ended December 31, 2021.

Submitted by the Remuneration Committee of the Board of Directors

David Stack (Chairman until May 2022)

Jan van Heek

Kristine Peterson

*	Mr. Wold-Olsen was appointed to the Remuneration Committee as Chairman on May 16, 2022, after the reviews, discussions and determinations described above were conducted.

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the fiscal years ended indicated.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Karim Mikhail	2021	672,747	50,000	3,099,291	1,546,456	430,000	36,059	5,834,553
President and Chief Executive Officer(1)

Steven B. Ketchum, Ph.D.	2021	562,608	—	1,462,784	1,084,166	258,000	7,012	3,374,570
President of Research and Development, Senior Vice President and Chief Scientific Officer	2020	525,975	—	2,396,186	1,283,786	225,250	6,912	4,438,109
	2019	480,083	—	1,487,934	697,694	350,905	6,712	3,023,328

Michael W. Kalb	2021	473,933	—	1,765,147	765,949	204,930	7,012	3,216,971
Senior Vice President and Chief Financial Officer, Assistant Secretary	2020	458,275	—	2,396,186	1,283,786	191,475	6,912	4,336,634
	2019	438,058	—	1,487,934	697,694	227,832	6,712	2,858,230

Aaron D. Berg	2021	505,100	—	1,462,781	1,084,166	233,406	7,012	3,292,468
Senior Vice President and Chief Commercial Officer	2020	458,275	—	2,396,186	1,283,786	190,900	6,912	4,336,059
	2019	438,058	—	1,487,934	697,694	228,820	6,712	2,859,218

Jason Marks	2021	173,766	207,219	1,086,000	423,522	—	1,811	1,892,318
Executive Vice President, Chief Legal and Compliance Officer & Corporate Secretary(7)

John F. Thero	2021	670,923	—	5,353,429	3,067,754	536,738	6,810	9,635,654
Former President and Chief Executive Officer(8)	2020	810,000	—	11,882,188	4,665,531	551,040	6,912	17,915,671
	2019	697,067	—	3,645,607	3,944,907	635,250	6,712	8,929,543

Joseph T. Kennedy	2021	443,645	—	1,160,421	765,949	216,824	6,503	2,593,342
Former Executive Vice President, General Counsel and Strategic Initiatives, Secretary(9)	2020	525,975	—	2,396,186	1,283,786	229,888	6,912	4,442,747
	2019	480,083	60,000	1,487,934	697,694	250,905	6,712	2,983,328

(1)

Mr. Mikhail was promoted to, and began serving as, our President and Chief Executive Officer in August 2021, and did not serve as our executive officer during fiscal years 2020 and 2019. Accordingly, his compensation with respect to fiscal years 2020 and 2019 are not included. In addition to serving as our President and Chief Executive Officer, Mr. Mikhail serves as a member of our board of directors, but receives no additional compensation for his service in such role.

(2)

The amounts reported in the “Bonus” column for 2021 and 2019 for Mr. Mikhail and Mr. Kennedy, respectively, consist of discretionary cash bonuses awarded under the MICP for significant achievements during 2021 and exceptional performance in 2019, respectively. The amount reported in the “Bonus” column for 2021 for Mr. Marks consists of the bonus agreed upon in his employment agreement with the Company that he entered into when he joined the Company in August 2021.

(3)

This column reflects the aggregate grant date fair value of time- and performance-based vesting restricted stock unit awards granted in each year calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures related to service-based vesting. For performance- based restricted stock units, the value reported reflects the value of the award at the grant date based upon the probable outcome of the performance conditions. For the performance-based restricted stock units granted in 2021, the grant date fair value of each such award included in the table assuming the probable outcome of the performance conditions (which is assumed to be the maximum level of achievement) is $1,671,000 for Mr. Mikhail, $439,622 for each of Dr. Ketchum, Mr. Kalb, Mr. Berg and Mr. Kennedy, $543,000 for Mr. Marks and $2,465,706 for Mr. Thero. For the performance-based restricted stock units granted in 2020, the grant date fair value of each such award included in the table assuming the probable outcome of the performance conditions (which is assumed to be the maximum level of achievement) is $9,014,778 for Mr. Thero and $1,607,286 for each of Dr. Ketchum, Mr. Kalb, Mr. Berg and Mr. Kennedy. For the performance-based restricted stock units granted in 2019, the grant date fair value of each such award included in the table assuming the probable outcome of the performance conditions (which is assumed to be the maximum level of achievement) is $843,500 for each of Dr. Ketchum, Mr. Kalb, Mr. Berg and Mr. Kennedy. Assumptions used in the calculations for these amounts are set forth in Note 11 to our consolidated financial statements included in the Original Form 10-K Filing.

(4)

This column reflects the aggregate grant date fair value of time-based stock option awards granted in each year and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 11 to our consolidated financial statements included in the Original Form 10-K Filing.

(5)

This column reflects payments made under the MICP and special incentive bonus programs in respect of the year earned. See the discussion regarding annual and special incentive compensation in “Executive Compensation Discussion and Analysis” for further information regarding the performance measures.

(6)	The amounts included in this column represent company-paid match of 401(k)/pension contributions and life insurance premiums.
(7)

Mr. Marks joined the Company in August 2021 as the Company’s Senior Vice President, Chief Legal Officer and Corporate Secretary and was promoted to Executive Vice President, Chief Legal and Compliance Officer & Corporate Secretary in April 2022.

(8)

Mr. Thero resigned as President and Chief Executive Officer, and a member of the board of directors, of the Company, effective August 1, 2021, and provided transitional services through October 31, 2021. Mr. Thero received no additional compensation for his service as a member of our board of directors.

(9)

Mr. Kennedy resigned as Executive Vice President, General Counsel and Strategic Initiatives and Secretary of the Company, effective August 1, 2021, and provided transitional services through October 31, 2021.

Narrative to the Summary Compensation Table

The amounts reported in the Summary Compensation Table, including base salary, stock awards, option awards, and payments made under the MICP, are described more fully under “Executive Compensation Discussion and Analysis.”

The following table sets forth certain information regarding grants of plan-based option awards to the named executive officers during fiscal year 2021:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(1)
Karim Mikhail	1/4/2021	46,000		5.03	182,086
	4/12/2021	290,200	(2)(2)	4.97	1,364,370

Steven B. Ketchum, Ph.D.	1/4/2021	193,500		5.03	765,949
	8/2/2021	96,750	(2)(2)	4.22	318,217

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(1)
Michael W. Kalb	1/4/2021	193,500	(2)	5.03	765,949

Aaron D. Berg	1/4/2021	193,500		5.03	765,949
	8/2/2021	96,750	(2)(2)	4.22	318,217

Jason Marks	9/1/2021	100,000	(3)	5.43	423,522

John F. Thero	1/4/2021	775,000	(2)	5.03	3,067,754

Joseph T. Kennedy	1/4/2021	193,500	(2)	5.03	765,949

(1)

This column reflects the aggregate grant date fair value of option awards granted in 2021, and is calculated in accordance with FASB ASC 718, using the Black-Scholes option-pricing model, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 11 to our consolidated financial statements included in the Original Form 10-K Filing.

(2)	These options vest over four years, with 25% vesting on the first anniversary of the grant date and the balance vesting ratably over the subsequent 12 calendar quarters.
(3)	These options vest over four years, with 25% vesting on August 19, 2022 and the balance vesting ratably over the subsequent 12 calendar quarters.

The following table sets forth certain information regarding grants of plan-based restricted stock unit awards subject to time-based vesting to the named executive officers during fiscal year 2021:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(1)
Karim Mikhail	1/4/2021	34,100		171,523
	4/12/2021	215,200	(2)(3)	1,256,768

Steven B. Ketchum, Ph.D.	1/4/2021	143,300		720,799
	8/2/2021	71,650	(2)(4)	302,363

Michael W. Kalb	1/4/2021	143,300		720,799
	8/2/2021	143,300	(2)(4)	604,726

Aaron D. Berg	1/4/2021	143,300		720,799
	8/2/2021	71,650	(2)(4)	302,363

Jason Marks	9/1/2021	100,000	(5)	543,000

John F. Thero	1/4/2021	574,100	(2)	2,887,723

Joseph T. Kennedy	1/4/2021	143,300	(2)	720,799

(1)

This column reflects the aggregate grant date fair value of time-based restricted stock unit awards granted in 2021, calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 11 to our consolidated financial statements included in the Original Form 10-K Filing.

(2)	These restricted stock unit awards vest in three equal annual installments on each of December 31, 2021, December 31, 2022 and December 31, 2023.
(3)	These restricted stock unit awards vest in three equal annual installments on each of April 12, 2022, April 12, 2023 and April 12, 2024.
(4)	These restricted stock unit awards vest in three equal annual installments on each of July 31, 2022, July 31, 2023 and July 31, 2024.
(5)	These restricted stock unit awards vest in three equal annual installments on each of August 19, 2022, August 19, 2023 and August 19, 2024.

The following table sets forth certain information regarding grants of plan-based restricted stock unit awards subject to performance-based vesting to the named executive officers during fiscal year 2021:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)(1)		Grant Date Fair Value of Stock Awards ($)(2)
Karim Mikhail	1/4/2021	100,000		503,000
	4/12/2021	200,000	(3)	1,168,000

Steven B. Ketchum, Ph.D.	1/4/2021	87,400	(3)	439,622

Michael W. Kalb	1/4/2021	87,400	(3)	439,622

Aaron D. Berg	1/4/2021	87,400	(3)	439,622

Jason Marks	9/1/2021	100,000	(3)	543,000

John F. Thero	1/4/2021	490,200	(3)	2,465,706

Joseph T. Kennedy	1/4/2021	87,400	(3)	439,622

(1)	There is no threshold for these awards and the target equates to the maximum.
(2)

This column reflects the aggregate grant date fair value, calculated in accordance with FASB ASC 718 assuming the probable outcome of the performance condition on the grant date, which was assumed to be maximum achievement of such condition.

(3)

This amount represents restricted stock unit awards that vest and are earned only if pre-defined sales and operational milestones are achieved by December 31, 2027. To date, the pre-defined sales and operational milestones have not been achieved and, as a result, none of the restricted stock units have vested.

The following table sets forth certain information regarding grants of non-equity incentive plan-based awards to the named executive officers during fiscal year 2021:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)
		Target(1)		Maximum(1)
Karim Mikhail	—	525,000	(1)	525,000	(1)
Steven B. Ketchum, Ph.D.	—	300,000	(1)	300,000	(1)
Michael W. Kalb	—	237,600	(1)	237,600	(1)
Aaron D. Berg	—	275,000	(1)	275,000	(1)
Jason Marks	—	87,466	(2)	87,466	(2)
John F. Thero	—	675,680	(3)	675,680	(3)
Joseph T. Kennedy	—	272,950	(3)	272,950	(3)

(1)

The amounts in the “Target” and “Maximum” columns reflect the potential payouts under the 2021 MICP. The amounts in the “Maximum” column represent the amounts that could be earned if all corporate performance, individual performance and pre-defined stretch goals under the 2021 MICP are achieved. Actual bonuses awarded to the individuals were based on achievement of objectives, as discussed in the “Executive Compensation Discussion and Analysis” section.

(2)	Represents potential payouts under the 2021 MICP as described in (1) above, pro-rated for the amount of time he was an employee in 2021.
(3)

Represents potential payouts under the 2021 MICP as described in (1) above. Pursuant to and conditioned upon compliance with Mr. Thero’s and Mr. Kennedy’s separation agreements, each of Mr. Thero’s and Mr. Kennedy’s actual bonus was calculated on a pro-rata basis based on their 2021 service.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired by the named executive officers upon the exercise of stock options and vesting of restricted stock units in fiscal year 2021 as well as the value realized upon exercise or vesting. The value realized represents the aggregate difference between the fair market value of shares on the dates of exercise or vesting and the exercise prices, if any, multiplied by the number of shares acquired upon exercise or vesting, prior to payment of any applicable withholding taxes.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Karim Mikhail	—	—	44,701	184,082
Steven B. Ketchum, Ph.D.	470,595	2,528,885	237,276	1,456,803
Michael W. Kalb	120,000	348,440	237,276	1,456,803
Aaron D. Berg	—	—	237,276	1,394,143
Jason Marks	—	—	—	—
John F. Thero	—	—	1,039,209	6,460,352
Joseph T. Kennedy	—	—	261,718	1,619,740

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding outstanding stock option awards at December 31, 2021 for our named executive officers:

Name	Number of Securities Underlying Unexercised Options			Option Exercise Price ($/Sh)	Option Expiration Date
	Exercisable (#)	Unexercisable (#)
Karim Mikhail	31,250	68,750	(1)	7.03	7/1/2030
	—	46,000	(2)	5.03	1/4/2031
	—	290,200	(3)	4.97	4/12/2031

Steven B. Ketchum, Ph.D.	29,250	2,437	(4)	3.80	2/1/2028
	36,782	16,718	(5)	16.87	2/1/2029
	42,219	54,281	(6)	18.39	2/3/2030
	—	193,500	(2)	5.03	1/4/2031
	—	96,750	(7)	4.22	8/2/2031

Michael W. Kalb	55,000	—		2.19	7/1/2026
	39,000	—		2.95	2/1/2027
	83,563	2,437	(4)	3.80	2/1/2028
	36,782	16,718	(5)	16.87	2/1/2029
	42,219	54,281	(6)	18.39	2/3/2030
	—	193,500	(2)	5.03	1/4/2031

Aaron D. Berg	3,906	—		1.02	2/2/2025
	49,998	—		2.50	7/6/2025
	36,458	—		1.40	2/1/2026
	69,270	—		2.95	2/1/2027
	75,555	12,185		2.80	5/1/2028
	36,782	16,718	(5)	16.87	2/1/2029
	42,219	54,281	(6)	18.39	2/3/2030
	—	193,500	(2)	5.03	1/4/2031
	—	96,750	(7)	4.22	8/2/2031

Name	Number of Securities Underlying Unexercised Options			Option Exercise Price ($/Sh)	Option Expiration Date
	Exercisable (#)	Unexercisable (#)
Jason Marks	—	100,000	(8)	5.43	9/1/2031

John F. Thero(9)	83,230	—		8.86	2/1/2022
	52,500	—		8.10	1/2/2023
	558,475	—		2.04	1/8/2024
	293,628	—		1.02	2/2/2025
	600,000	—		2.50	7/6/2025
	400,000	—		2.50	7/6/2025
	363,400	—		2.50	7/6/2025
	550,000	—		1.40	2/1/2026
	550,000	—		2.95	2/1/2027
	546,375	11,625	(4)	3.80	2/1/2028
	207,969	94,531	(5)	16.87	2/1/2029
	153,432	197,268	(6)	18.39	2/3/2030
	—	775,000	(2)	5.03	1/4/2031

Joseph T. Kennedy(10)	18,228	—		1.40	2/1/2026
	65,310	—		2.95	2/1/2027
	73,123	2,437	(4)	3.80	2/1/2028
	36,782	16,718	(5)	16.87	2/1/2029
	42,219	54,281	(6)	18.39	2/3/2030
	—	193,500	(2)	5.03	1/4/2031

(1)	Twenty-five percent (25%) of the shares underlying this stock option vested on July 1, 2021, and the remaining 75% of the shares underlying this option vest ratably over the next 12 quarters.
(2)	Twenty-five percent (25%) of the shares underlying this stock option vested on January 4, 2022, and the remaining 75% of the shares underlying this option vest ratably over the next 12 quarters.
(3)	Twenty-five percent (25%) of the shares underlying this stock option vested on April 12, 2022, and the remaining 75% of the shares underlying this option vest ratably over the next 12 quarters.
(4)	The shares underlying these stock options vest monthly over 48 months beginning February 28, 2018.
(5)	The shares underlying these stock options vest quarterly over 16 quarters beginning May 15, 2019.
(6)	The shares underlying these stock options vest quarterly over 16 quarters beginning April 30, 2020.
(7)	Twenty-five percent (25%) of the shares underlying this stock option vest on August 2, 2022, and the remaining 75% of the shares underlying this option vest ratably over the next 12 quarters.
(8)	Twenty-five percent (25%) of the shares underlying this stock option vest on August 19, 2022, and the remaining 75% of the shares underlying this option vest ratably over the next 12 quarters.
(9)	Mr. Thero’s stock options stopped vesting at the conclusion of his consultancy period with the Company on February 28, 2022.
(10)	Mr. Kennedy’s stock options stopped vesting at the conclusion of his consultancy period with the Company on March 31, 2022.

The following table shows information regarding outstanding restricted stock unit awards at December 31, 2021, for our named executive officers:

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Karim Mikhail	66,666	(2)	224,664	—		—
	22,733	(3)	76,610	—		—
	215,200	(4)	725,224	—		—
	—		—	100,000	(5)	337,000
	—		—	100,000	(5)	337,000
	—		—	200,000	(5)	674,000

Steven B. Ketchum, Ph.D.	12,733	(6)	42,910	—		—
	32,666	(7)	110,084	—		—
	95,533	(3)	321,946	—		—
	71,650	(8)	241,461	—		—
	—		—	50,000	(5)	168,500
	—		—	87,400	(5)	294,538
	—		—	87,400	(5)	294,538

Michael W. Kalb	12,733	(5)	42,910	—		—
	32,666	(6)	110,084	—		—
	95,533	(3)	321,946	—		—
	143,300	(8)	482,921	—		—
	—		—	50,000	(5)	168,500
	—		—	87,400	(5)	294,538
	—		—	87,400	(5)	294,538

Aaron D. Berg	12,733	(5)	42,910	—		—
	32,666	(6)	110,084	—		—
	95,533	(3)	321,946	—		—
	71,650	(8)	241,461	—		—
	—		—	50,000	(5)	168,500
	—		—	87,400	(5)	294,538
	—		—	87,400	(5)	294,538

Jason Marks	100,000	(9)	337,000	—		—
	—		—	100,000	(5)	337,000

John F. Thero(10)	72,033	(5)	242,751	—		—
	118,733	(6)	400,130	—		—
	382,733	(3)	1,289,810	—		—
	—		—	490,200	(5)	1,651,974
	—		—	490,200	(5)	1,651,974

Joseph T. Kennedy(11)	12,733	(5)	42,910	—		—
	32,666	(6)	110,084	—		—
	95,533	(3)	321,946	—		—
	—		—	50,000	(5)	168,500
	—		—	87,400	(5)	294,538
	—		—	87,400	(5)	294,538

(1)

The market value of the restricted stock unit awards represents the product of the closing price of our stock as of December 31, 2021, the last trading day of the year, which was $3.37, and the number of shares underlying each such award and, with respect to performance-based awards, assumes satisfaction of the applicable performance criteria.
(2)	These restricted stock unit awards vest in equal annual installments over three years, commencing July 1, 2021. Amount unvested at December 31, 2021 represents the remaining two vesting tranches.
(3)	These restricted stock unit awards vest in equal annual installments over three years, commencing December 31, 2021. Amount unvested at December 31, 2021 represents the remaining two vesting tranches.
(4)	These restricted stock unit awards vest in equal annual installments over three years, commencing April 12, 2022.
(5)	These restricted stock unit awards vest upon achievement of certain sales and operational performance goals. To date, the specified criterion has not been achieved.
(6)	These restricted stock unit awards vest in equal annual installments over three years, commencing January 31, 2020. Amount unvested at December 31, 2021 represents the third and final tranche.
(7)	These restricted stock unit awards vest in equal annual installments over three years, commencing February 28, 2021. Amount unvested at December 31, 2021 represents the remaining two vesting tranches.
(8)	These restricted stock unit awards vest in equal annual installments over three years, commencing July 31, 2022.
(9)	These restricted stock unit awards vest in equal annual installments over three years, commencing August 19, 2022.
(10)	Mr. Thero’s restricted stock unit awards stopped vesting at the conclusion of his consultancy period with the Company on February 28, 2022.
(11)	Mr. Kennedy’s restricted stock unit awards stopped vesting at the conclusion of his consultancy period with the Company on March 31, 2022.

Pension Benefits

We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive any special benefits under, any pension or defined benefit retirement plan sponsored by us during fiscal year 2021.

Nonqualified Deferred Compensation

During fiscal year 2021, our named executive officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Change of Control and Severance Arrangements

We have entered into employment agreements or arrangements with each of our named executive officers. These agreements set forth the individual’s base salary, bonus compensation, equity compensation and other employee benefits, which are described above in “Executive Compensation Discussion and Analysis”. Our agreements with Dr. Ketchum, Mr. Kalb and Mr. Berg provide for severance payments and benefits upon a termination of employment under certain circumstances (we refer to these severance and benefits in this Amendment as the “Legacy Arrangements”). However, in January 2021, we adopted our Executive Severance and Change of Control Plan (the “Executive Severance Plan”), pursuant to which our U.S. officers with a title of vice president and higher (at the time of termination) are eligible for certain severance benefits. Under the Executive Severance Plan, if a named executive officer’s Legacy Arrangement contains a more favorable definition of a defined term in the Executive Severance Plan or provides for more favorable terms or provisions than provided under the Executive Severance Plan, then the more favorable definition, term or provision, or relevant combination thereof, will be applicable for the benefit of the Eligible Executive, except that in no event will there be duplication of payments or benefits under the Executive Severance Plan and the named executive officer’s Legacy Arrangement. The benefits provided to our named executive officers under the Executive Severance Plan or the applicable Legacy Arrangements are described below.

Pursuant to the Executive Severance Plan, in the event of a termination of a named executive officer’s employment by us without cause or by a named executive officer for good reason, in each case, during the 24-month period following a change of control and subject to the execution and effectiveness of a separation agreement including, among other things, a general release of claims in favor of Amarin, our named executive officers are eligible for the following severance payments and benefits under the Executive Severance Plan:

•

Dr. Ketchum, Mr. Kalb, Mr. Berg and Mr. Marks will be entitled to a lump sum cash payment equal to 1.5 times the sum of such named executive officer’s base salary plus such named executive officer’s target annual performance bonus for the year in which termination occurs or, if higher, the target annual performance bonus in effect as of immediately prior to the change of control (the higher of such amounts, the “Target Bonus”), continuation of group health plan benefits for up to 18 months and accelerated vesting of all of such named executive officer’s then-outstanding stock options, restricted stock units or other equity incentive awards (whether or not subject to time- based vesting) (the “Outstanding Equity Awards”); and

•

Mr. Mikhail will be entitled to continuation of his base salary for 24 months, a lump sum cash payment equal to 2.0 times his Target Bonus, continuation of group health plan benefits for up to 24 months and accelerated vesting of all of his Outstanding Equity Awards.

Under the Executive Severance Plan, in the event that a named executive officer’s employment is terminated by us without cause (or, to the extent a named executive officer’s employment agreement provides good reason protection outside of a change of control, if the participant terminates employment for good reason) outside the 24-month period following a change of control, and subject to the execution and effectiveness of a separation agreement, our named executive officers are eligible for the following severance payments and benefits under the Executive Severance Plan:

•

Dr. Ketchum, Mr. Kalb, Mr. Berg and Mr. Marks will be entitled to continuation of such named executive officer’s base salary for 12 months, continuation of group health plan benefits for up to 12 months and six months of accelerated vesting of such named executive officer’s Outstanding Equity Awards; and

•

Mr. Mikhail will be entitled to continuation of his base salary for 18 months, an amount equal to 1.5 times his Target Bonus to be paid in substantially equal installments over the course of 18 months, continuation of group health plan benefits for up to 18 months and 12 months of accelerated vesting of his Outstanding Equity Awards.

Pursuant to his transitional services and separation agreement, Mr. Thero’s separation was voluntary, and he was therefore not eligible for any severance pay, benefits or accelerated vesting under his employment agreement or the Executive Severance Plan. Mr. Thero was eligible for a 2021 annual bonus, calculated on a pro rata basis based on his 2021 service and subject to the achievement of Amarin’s Board-approved corporate goals on a basis consistent with the then-active officers of Amarin.

Pursuant to his transitional services and separation agreement, Mr. Kennedy’s separation was voluntary, and he was therefore not eligible for any severance pay, benefits or accelerated vesting under his employment agreement or the Executive Severance Plan. Mr. Kennedy was eligible for a 2021 annual bonus, calculated on a pro rata basis based on his 2021 service and subject to the achievement of Amarin’s Board approved corporate goals.

Potential Payments upon Termination or Change in Control

The table below shows the benefits potentially payable to each of our named executive officers assuming the named executive officer’s employment was terminated without cause by the Company or for good reason within 24 months following a change of control and such termination occurred on December 31, 2021, the last business day of fiscal year 2021.

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options (1) ($)	Accelerated Vesting of Restricted Stock Units (2) ($)	Continuation of Health Benefits ($)	Total ($)
Karim Mikhail	1,500,000	1,050,000	—	2,374,499	18,000	4,942,499
Steven B. Ketchum, Ph.D.	900,000	450,000	—	1,473,977	51,000	2,874,977
Michael W. Kalb	712,800	356,400	—	1,715,438	51,000	2,835,638
Aaron D. Berg	825,000	412,500	6,945	1,473,977	52,000	2,770,422
Jason Marks	712,500	356,250	—	674,000	52,000	1,794,750
John F. Thero	—	536,738	—	5,236,640	—	5,773,378
Joseph T. Kennedy	—	216,824	—	1,232,517	—	1,449,341

(1)

The value of the accelerated vesting of options equals the difference (if positive) between the option exercise price and the closing price per share of our ADSs on December 31, 2021 ($3.37), multiplied by the number of shares that would have been accelerated upon a termination occurring on December 31, 2021.

(2)

The value of the accelerated vesting of restricted stock units equals the closing price per share of our ADSs on December 31, 2021 ($3.37) multiplied by the number of restricted stock units that would have been accelerated upon a termination occurring on December 31, 2021. Included in these amounts are amounts related to performance-based restricted stock units that would vest upon a change in control of $1,348,000 for Mr. Mikhail, $757,576 for each of Dr. Ketchum, Mr. Kalb, Mr. Berg, and Mr. Kennedy, $337,000 for Mr. Marks, and $3,303,948 for Mr. Thero.

The table below shows the benefits potentially payable to each of our named executive officers assuming the named executive officer’s employment was terminated by the Company without cause other than within 24 months following change of control and assuming such termination occurred on December 31, 2021, the last business day of fiscal year 2021.

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options (1) ($)	Accelerated Vesting of Restricted Stoc Units (2) ($)	Continuation of Health Benefits ($)	Total ($)
Karim Mikhail	1,125,000	787,500	—	392,383	14,000	2,318,883
Steven B. Ketchum, Ph.D.	600,000	—	—	97,952	34,000	731,952
Michael W. Kalb	475,200	—	—	97,952	34,000	607,152
Aaron D. Berg	550,000	—	6,945	97,952	35,000	689,897
Jason Marks	475,000	—	—	—	35,000	510,000
John F. Thero	—	536,738	—	442,818	—	979,556
Joseph T. Kennedy	—	216,824	—	97,952	—	314,776

(1)

The value of the accelerated vesting of time-based options equals the difference (if positive) between the option exercise price and the closing price per share of our ADSs on December 31, 2021 ($3.37), multiplied by the number of shares that would have been accelerated upon termination.

(2)

The value of the accelerated vesting of time-based restricted stock units equals the closing price per share of our ADSs on December 31, 2021 ($3.37) multiplied by the number of time-based restricted stock units that would have been accelerated upon termination.

Chief Executive Officer Pay Ratio

Pursuant to a mandate of the Dodd-Frank Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s total annual compensation to the total annual compensation of the principal executive officer (“PEO”). Our PEO is Mr. Karim Mikhail. As he did not serve as PEO for the entirety of 2021, his compensation was annualized in the same manner as for the median employee as described below.

We believe that our compensation philosophy must be consistent and internally equitable to motivate our employees to create shareholder value. The purpose of the required disclosure is to provide a measure of pay equity within the organization. We are committed to internal pay equity, and our Remuneration Committee monitors the relationship between the pay our PEO receives and the pay our non-executive employees receive.

As illustrated in the table below, our 2021 PEO to median employee pay ratio was approximately 42:1.

PEO 2021 Compensation	$5,911,806
Median Employee 2021 Compensation	$139,852
Ratio of PEO to Median Employee Compensation	42:1

We identified the median employee using annualized base salary for 2021, bonus(es) earned in 2021, and aggregate grant date fair values for equity awards granted in 2021 for all individuals who were employed by us on December 31, 2021, the last day of our fiscal year (whether employed on a full- time or part-time basis). Employees on leave of absence were excluded from the list and reportable wages were annualized for those permanent full-time or part-time employees who were not employed for the full calendar year.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

A substantial portion of the compensation included in this analysis is based on estimates. Furthermore, as discussed above, the Black-Scholes option- pricing model is used to estimate the value of option awards. Under the Black-Scholes option-pricing model, historical variable assumptions and other variables can cause model prices to be more or less than the actual value of an option when exercised or in an ultimate exit. Actual option value is instead based on stock performance, which can vary significantly from these historical variable assumption-based valuation estimates. The realized value of the long-term equity awards granted to the Company’s CEO and other employees in the future could be considerably more or less than these historical estimates as the future value of the Company’s ADSs cannot be accurately predicted by the Black-Scholes option-pricing model or by any model.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

Upon recommendation of the Remuneration Committee, the Board approved a non-employee director compensation program effective December 10, 2012, as most recently amended in January 2020. The amended non-employee director compensation program is intended to approximate the 50th percentile of non-employee director compensation within the Company’s peer group. A summary of the non-employee director compensation arrangements for fiscal year 2021 is set forth below.

Retainer ($)
Annual Board Retainer Fee:
Non-Executive Chairman	95,000
All non-employee directors	62,500
Annual Chairman Retainer Fees:*
Audit Committee Chairman	25,000
Remuneration Committee Chairman	20,000
Nominating and Corporate Governance Committee Chairman	11,000
Annual Committee Member Retainer Fees:*
Audit Committee	12,000
Remuneration Committee	10,000
Nominating and Corporate Governance Committee	5,000

*	These fees are in addition to the Annual Board Retainer Fee, as applicable.

The annual retainers are paid in equal installments in arrears within 30 days of the end of each calendar quarter, or upon the earlier resignation or removal of the non-employee director. For non-employee directors who join the Board during the calendar year, annual retainers are prorated based on the number of calendar days served by such director in the calendar year.

Non-employee directors are given an annual election option, which option is to be exercised within ten calendar days of the end of each quarter, of receiving their annual retainers in the form of either (i) cash or (ii) unregistered non-ADS Ordinary Shares, with any such issuances to be priced at the greater of (a) the closing price of the Company’s ADSs on Nasdaq on the date which is ten calendar days after the end of each quarter or (b) £0.50 per share (i.e., par value per Ordinary Share).

In addition, upon their initial appointment to the Board, non-employee directors receive equity awards with a grant date fair value of $540,000, split equally in value between option awards and restricted stock units. The option awards vest in full upon the one-year anniversary of the date of grant. The restricted stock units are subject to deferred settlement upon the director’s separation of service with the Company (“DSUs”) and vest in equal installments over three years on each anniversary of the date of grant. The grant date for such awards is date of initial appointment, and the exercise price of any option award is equal to the closing market price on Nasdaq of the ADSs representing the Company’s ordinary shares on such date. In addition, for so long as the non-employee director remains on the Board, the non-employee director receives annual equity awards with a grant date fair value of $360,000, split equally in value between option awards and DSUs. Such option awards vest in full upon the earlier of the one-year anniversary of the date of grant or the annual general meeting of shareholders in such anniversary year. Such DSUs vest in equal annual installments over three years, in each case upon the earlier of the anniversary of the date of grant or the annual general meeting of shareholders in such anniversary year.

In addition, a Non-Executive Chairman of the Board that continues on the Board following the Company’s annual general meeting of shareholders (and who was not first elected to the Board at such meeting) is eligible to receive an annual equity award with a grant date fair value of $20,000, split equally in value between option awards and DSUs. Such awards have a grant date, vesting schedule and exercise price identical to other annual equity awards.

All equity awards are made pursuant to the terms of the Company’s 2020 Stock Incentive Plan, as amended and in effect from time to time. In the event of a change of control (as defined in the Stock Incentive Plan), all option awards and DSUs shall immediately become fully vested.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

On June 14, 2021, the Company awarded options representing the right to purchase 45,953 Ordinary Shares and 36,000 restricted stock units to each of Mr. O’Sullivan, Ms. Peterson, Mr. Stack, Mr. van Heek and Mr. Zakrzewski in connection with their service on the Board. The options vest in full upon the earlier of the one-year anniversary of the grant date or the Company’s 2022 Annual General Meeting, while the restricted stock units vest in equal annual installments over three years, in each case upon the earlier of the anniversary of the grant date or the annual general meeting of shareholders in such anniversary year, commencing in 2022. The total grant-date fair value of each of these awards is approximately $180,000, based on a closing price of $5.00 on Nasdaq of the ADSs representing the Company’s ordinary shares on the date of grant.

In addition, on June 14, 2021, the Company awarded an option to purchase 48,506 Ordinary Shares and 38,000 restricted stock units to Dr. Ekman in connection with his service on the Board and as Non-Executive Chairman of the Board. The option vests in full upon the earlier of the one-year anniversary of the grant date or the Company’s 2022 Annual General Meeting, while the restricted stock units vest in equal annual installments over three years, in each case upon the earlier of the anniversary of the date of grant or the annual general meeting of shareholders in such anniversary year, commencing in 2022. The total grant-date fair value of each of these awards is approximately $190,000, based on a closing price of $5.00 on Nasdaq of the ADSs representing the Company’s ordinary shares on the date of grant.

Director Compensation Table

The following table shows the compensation for each person who served as a non-employee member of our board of directors during the year ended December 31, 2021.

We do not provide separate compensation to our directors who are also our employees. The compensation paid to Karim Mikhail, our President and Chief Executive Officer, and John F. Thero, our former President and Chief Executive Officer, for fiscal year 2021, is set forth in “Executive Compensation.” Per Wold-Olsen was appointed in 2022 and did not serve as our director in 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(3) ($)	Option Awards(2)(3) ($)	Total ($)
Lars G. Ekman, M.D., Ph.D.	100,000	190,000	190,004	480,004
Jan van Heek	97,500	180,000	180,003	457,503
Patrick J. O’Sullivan	85,500	180,000	180,003	445,503
Kristine Peterson	84,500	180,000	180,003	444,503
David Stack	82,500	180,000	180,003	442,503
Joseph S. Zakrzewski	67,500	180,000	180,003	427,503

(1)

The value of the stock awards reflects the aggregate grant date fair value, calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 11 to our consolidated financial statements included in the Original Form 10-K Filing.

(2)

The value of the option awards reflects the aggregate grant date fair value, calculated in accordance with FASB ASC 718 using the Black-Scholes option-pricing model, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 11 to our consolidated financial statements included in the Original Form 10-K Filing.

(3)	The following table shows the amount of unexercised stock options, unvested stock unit awards and vested stock unit awards subject to deferred delivery as of December 31, 2021:

	Unexercised Unvested Stock Options	Unexercised Vested Stock Options	Unvested Stock Awards	Vested but Deferred Stock Awards
Lars G. Ekman, M.D., Ph.D.	48,506	47,170	59,808	193,123
Jan van Heek	45,953	166,584	56,603	171,923
Patrick J. O’Sullivan	45,953	253,931	56,603	171,923
Kristine Peterson	45,953	210,431	56,603	171,923
David Stack	45,953	44,463	56,603	171,923
Joseph S. Zakrzewski	45,953	210,431	56,603	162,923

Director Stock Ownership Guidelines

In March 2013, our Board established Stock Ownership Guidelines for its non-employee directors. The guidelines require that each non-employee director maintain an equity interest in the Company at least equal to three times the amount of such director’s annual cash retainer. Equity interests that count toward the satisfaction of the ownership guidelines include the value of Ordinary Shares owned (including shares purchased on the open market or acquired upon the exercise of stock options) or issuable upon the settlement of vested DSUs. The calculation of an individual’s equity interest, however, does not include the value of stock options (whether or not vested), unvested restricted stock, and unvested restricted stock units. Non-employee directors have five years from the date of the commencement of their appointment as a director to attain these ownership levels. If a non-employee director does not meet the applicable guideline by the end of the five-year period, the director is required to hold a minimum of 50% to 100% of the shares received upon the exercise or vesting of any future equity awards until the applicable guideline is met, net of shares sold or withheld to exercise stock options and pay withholding taxes. The Remuneration Committee, however, may make exceptions for any director on whom this requirement could impose a financial hardship. As of the date of this Amendment, all of the Company’s non-employee directors have satisfied these ownership guidelines, or have time to do so.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee charter that has been adopted by the Board. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC, and the Board has determined that Audit Committee Member Jan van Heek is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), including the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, and SEC Regulation S-X Rule 2-07, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Audit Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Submitted by the Audit Committee of the Board of Directors,

Jan van Heek, Chairman until May 2022

Kristine Peterson

Patrick J. O’Sullivan

*	Ms. Enright was appointed to the Audit Committee as Chairwoman on May 16, 2022, after the reviews, discussions and determinations described above were conducted.

SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals intended to be included in the 2023 Annual General Meeting proxy materials must be received by the Secretary of the Company no later than January 24, 2023, or otherwise as permitted by applicable law; provided, however, that if the 2023 Annual General Meeting date is advanced or delayed by more than 30 days from the anniversary date of the 2022 Annual General Meeting, then shareholders must submit proposals within a reasonable time before the Company begins to print and send its proxy materials. Proposals received after this timeframe will not be included in the Company’s proxy materials for the 2023 Annual General Meeting. The form and substance of these proposals must satisfy the requirements established by the Company’s Articles, the Nominating and Corporate Governance Committee charter and the SEC, and the timing for the submission of any such proposals may be subject to change as a result of changes in SEC rules and regulations.

The Company is registered in England & Wales and therefore subject to the Companies Act, which, together with our Articles of Association and the applicable rules and regulations of the SEC, governs the processes for shareholder proposals at the 2023 Annual Meeting. Under Section 338 of the Companies Act, in order for a shareholder proposal to be included in a notice of an annual general meeting, such proposal must have been requisitioned either by shareholders representing 5% of the voting rights of all members having a right to vote on such proposal at the annual general meeting or by at least 100 shareholders who have a right to vote on such proposal at the relevant annual general meeting and who hold shares in the Company on which there has been paid up an average sum, per member, of at least £100. Such proposal must have been signed or otherwise authenticated by all requisitionists and submitted to the Company not later than (1) six weeks before the annual general meeting to which the requests relate, or (2) if later, the time at which notice of that meeting is given by the Company.

Additionally, shareholders who intend to nominate a director to be elected at the annual general meeting must provide the Secretary of the Company with written notice of such nomination between seven and 42 days prior to the date of such meeting, together with written notice signed by the director nominee regarding his or her willingness to be elected. Any shareholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Nominating and Corporate Governance Committee, the committee that recommends a slate of nominees to the Board for election at each annual general meeting, must also provide the Secretary of the Company with the following information between seven and 42 days prior to the date of such meeting: the name and address of the shareholder seeking to recommend a director candidate; a representation that the shareholder is a record holder of the Company’s securities (or, if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act); the name, age, business and residential address, educational background, current principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; a description of the qualifications and background of the proposed director candidate, which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time; a description of all arrangements or understandings between the shareholder and the proposed director candidate; the consent of the proposed director candidate to be named in the proxy statement relating to the Company’s annual general meeting and to serve as a director if elected at such annual general meeting; and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules, if then required.

To comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than April 28, 2023.

DELIVERY OF PROXY MATERIALS

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including audited financial statements, accompanies this Proxy Statement. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and the exhibits thereto are available from the Company without charge upon written request of a shareholder. Copies of these materials are also available online through the SEC at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy materials, including this Proxy Statement and the Annual Report, by delivering a single set of proxy materials to an address shared by two or more Company shareholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only a single set of proxy materials to multiple shareholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials, as requested, to a shareholder at a shared address to which a single copy of the proxy materials was delivered. If you hold Ordinary Shares as a record shareholder and prefer to receive separate copies of proxy materials either now or in the future, please contact the Company’s investor relations department at Amarin Corporation plc, c/o Amarin Pharma, Inc., 440 US Highway 22, Bridgewater, New Jersey 08807 or by telephone at (908) 719-1315. If you hold Ordinary Shares in the form of ADSs through the Depositary or hold Ordinary Shares through a brokerage firm or bank and you prefer to receive separate copies of proxy materials either now or in the future, please contact the Depositary, your brokerage firm or bank, as applicable.

EACH ORDINARY SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN

AND PROMPTLY RETURN THE ENCLOSED PROXY.

Appendix A

AMARIN CORPORATION PLC

AMENDMENT NO. 1 TO

2020 STOCK INCENTIVE PLAN

The Amarin Corporation plc 2020 Stock Incentive Plan (the “Plan”) is hereby amended by the Board of Directors and shareholders of Amarin Corporation plc as follows:

Section 2(w) of the Plan is hereby amended to read as follows:

“ISO Limit” shall mean 10,000,000 Shares, subject to adjustment as provided in the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provisions.

Section 4(a) of the Plan is hereby amended to increase the total number of Shares available for issuance under the Plan by 10,000,000 shares, such that Section 4(a) of the Plan, as so amended, shall read in its entirety as follows:

Section 4. Shares Available for Awards

(a)

Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the number of Shares in respect of which Awards may be made under this Plan on any day shall not exceed the sum of (i) 30,000,000 Shares and (ii) the number of Shares that remain available for grants under the 2011 Plan as of the July 13, 2020 (“the Plan Limit”). Shares to be issued under the Plan may be either authorized but unissued Shares, or Shares acquired in the open market or otherwise. If any award over Shares granted under this Plan, the 2011 Plan or the 2002 Plan expires or is forfeited, surrendered, canceled or otherwise terminated in whole or in part without Shares being issued (“Lapsed Award”), then the Shares subject to such Lapsed Award may, at the discretion of the Committee, be made available for subsequent grants under the Plan; provided, however, that Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be considered a Lapsed Award. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed the ISO Limit.

ADOPTED BY BOARD OF DIRECTORS: May 22, 2022

ADOPTED BY SHAREHOLDERS:                     , 2022

A-1

Appendix B

AMARIN CORPORATION PLC

AUDIT COMMITTEE TERMS OF REFERENCE

A. Purpose

1.

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Amarin Corporation plc (the “Company”) to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements.[14]

2.

The Committee shall assist the Board in overseeing (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the external auditors’ qualifications and independence; and (d) the performance of the Company’s internal audit function (if applicable) and external auditors.

B. Membership

1.	The Committee shall be composed of a chairman and at least 2 other members, each of whom shall be a member of and appointed by the Board.

2.

Each member of the Committee shall meet, or qualify for the exceptions from, the independence requirements of the rules of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Market-place Rules of NASD. If any member of the Committee serves pursuant to such exceptions, the Company shall disclose in its next annual report such member’s relationship to the Company and the basis for the Board’s determination to use such exceptions.[15]

3.	Each member of the Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.[16]

4.	At least one member of the Committee shall be an “audit committee financial expert” as defined by the U.S. Securities and Exchange Commission (the “Commission”).[17]

5.	No member of the Committee may have participated in the preparation of the financial statements of the Company or any of its current subsidiaries at any time during the past three years.[18]

6.	The Board shall appoint the Committee chairman. The chairman of the Board shall not be eligible to be appointed as chairman of the Committee.

7.	The Company Secretary or a nominee shall be the secretary of the Committee.

C. Meetings

1.	The Committee shall meet as often as it determines necessary and in any case on at least a quarterly basis.

[14]	See Nasdaq Rules 4350(d)(1)(C) and 4350(d)(2)(B).
[15]	See Nasdaq Rule 4350(d)(2)(B).
[16]	See Nasdaq Rule 4350(d)(2)(A)(iv).
[17]	See Nasdaq Rule 4350(d)(2)(A).
[18]	See Nasdaq Rule 4350(d)(2)(A)(iii).

2.	A meeting of the Committee may be called by any member of the Committee, by the chairman of the Board, by internal (if applicable) or external auditors or the chief financial officer of the Company.

3.

Notice of each meeting of the Committee confirming the venue, time and date together with an agenda of items to be discussed shall, unless otherwise agreed by all concerned, be forwarded to each member of the Committee not fewer than 3 working days prior to the date of the meeting.

4.	The quorum for meetings shall be two.

5.	In the absence of the Committee chairman and/or an appointed deputy, the remaining members present shall elect one of their number to chair the meeting.

6.

The Committee shall conduct its business as it sees fit. The provisions of the Company’s articles of association regarding the proceedings of the directors shall apply equally to the proceedings of the Committee.

7.	The Committee may call upon the Chief Financial Officer, representatives at the external auditors or other officers and employees of the Company to attend and speak at meetings of the Committee.

8.

The Committee or its chairman shall regularly report to the Board regarding such matters as the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the relationship with and performance and independence of the external auditors and the performance of the internal audit function (if applicable).

9.	The secretary of the Committee shall keep appropriate records of all meetings of the Committee with appropriate minutes of the proceedings and resolutions made.

10.

Copies of the minutes of the meetings shall be circulated to all members of the Committee and to the chairman of the Board; any director may upon request to the secretary of the Committee, as long as there is no conflict of interest, obtain copies of the Committee’s agenda and minutes.

D. Duties

The Committee shall:

1.

be directly responsible for the appointment, compensation, retention and oversight of the work of the external auditors (including resolution of disagreements between management and the external auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; the external auditors must report directly to the Committee;[19]

2.	set clear hiring policies for the employees or former employees of the external auditors;[20]

3.	consider and recommend to the Board the appointment of internal auditors (if applicable);

4.

pre-approve all audit services (and associated fees) as well as any permitted non-audit services (and associated fees), subject to the de minimus exception provided by the Exchange Act;[21] the Committee may delegate to one or more designated members the authority to grant such pre-approvals, provided that decisions of such member(s) are presented to the full Committee at its next scheduled meeting;[22]

[19]	See Rule 10A-3(b)(2) under the Exchange Act.
[20]	See NYSE Rule 303A.07(c)(iii)(G).
[21]	See Section 10A(i)(1) of the Exchange Act.
[22]	See Section 10A(i)(3) of the Exchange Act.

5.

discuss with the external auditors such issues as compliance with accounting standards and any proposals which the external auditors have made vis-a-vis the Company’s auditing standards, as well as any audit problems or difficulties and management’s response;[23]

6.

review the Company’s financial reporting and internal control (from 1 January 2007) procedures, including the adequacy of such controls and any special audit steps adopted in light of material control deficiencies;[24]

7.	review any reports released by the internal auditors (if applicable);

8.

review the management of financial matters, including analyses prepared by management and or the external auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principle (“GAAP”) methods on the financial statements;[25]

9.	review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;[26]

10.

focus upon the independence and objectivity of the external auditors, including obtaining from the external auditors a formal written statement delineating all relationships between the external auditors and the Company, engaging in a dialogue with the external auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditors and taking, or recommending that the full Board take, appropriate action to oversee the independence of the external auditors;[27]

11.	review and evaluate the qualifications and performance of the external auditors;

12.	focus on the responsibilities, budget and staffing of the Company’s internal auditors (if applicable);

13.	review the consistency of accounting policies both on a year to year basis and across the Company/Group;

14.	review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles;[28]

15.

review with management and the external auditors the Company’s annual financial statements where not reviewed by the Board as a whole; in the light of the above, make whatever recommendations to the Board which it deems appropriate (including whether the audited financial statements should be included in the Company’s annual report); and, if necessary or desirable, compile a report to shareholders to be included in the Company’s annual report and accounts;

16.

discuss the Company’s earnings press releases, including any use of “pro forma” or “adjusted” non- GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies;[29]

17.	give due consideration to the requirements of the rules of any applicable stock exchange or association;

18.	be responsible for co-ordination of the internal (if applicable) and external auditors;

19.	ensure that the Head of Internal Audit (if applicable) and external auditors has the right of direct access to the chairman of the Committee;

[23]	See NYSE Rule 303A.07(c)(iii)(F).
[24]	See NYSE Rule 303A.07(c).
[25]	See NYSE Rule 303A.07(c).
[26]	See NYSE Rule 303A.07(c).
[27]	See Nasdaq Rule 4350(d)(1)(B).
[28]	See NYSE Rule 303A.07(c).
[29]	See NYSE Rule 303A.07(c).

20.

ensure that the chairman of the Committee or, in his absence, an appointed deputy attends the Company’s annual general meeting prepared to respond to any shareholder questions on the Committee’s report and activities;

21.

establish procedures for the receipt, retention and treatment of complaints received by the listed issuer regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;[30]

22.	review and recommend to the Board for approval all related party transactions to the extent required by applicable laws or stock exchange rules;[31]

23.	discuss policies with respect to risk assessment and risk management;[32]

24.	evaluate the Committee’s own performance on an annual basis; and

25.	review and reassess the adequacy of these Audit Committee Terms of Reference on an annual basis and recommend any proposed changes to the Board for approval.[33]

E. Authority

The Committee shall have the power and the right to:

1.	seek any necessary information it requires from any employee of the Company in order to fulfil its duties; and

2.	obtain outside legal and any other professional advice, at the Company’s expense, which might be necessary for the fulfilment of its duties.

F. Limitation of Committee’s Role

While the Committee has the duties and authority set forth in this Audit Committee Terms of Reference, the fundamental responsibility for the Company’s financial statements and disclosures rests with management and the external auditors.

Approved December 15, 2009

[30]	See Section 10A(m)(4) of the Exchange Act and Rule 10A-(3)(b)(3) thereunder.
[31]	See Nasdaq Rule 4350(h).
[32]	See NYSE Rule 303A.07(c)(iii)(D).
[33]	See Nasdaq Rule 4350(d)(1).

Appendix C

Amarin Corporation plc

Nominating and Corporate Governance Committee Charter

I.	General Statement of Purpose

The Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating Committee”) of Amarin Corporation plc (the “Company”) on behalf of the Board of Directors (the “Board”) is responsible for identifying individuals qualified to become board members, consistent with criteria approved by the Board, and recommending that the Board select the director nominees for election at each annual meeting of shareholders.

II.	Nominating Committee Composition

The number of individuals serving on the Nominating Committee shall be fixed by the Board from time to time but shall consist of no fewer than two members, each of whom shall satisfy the independence standards established pursuant to Rule 5605(a)(2) of the Listing Rules of the NASDAQ Stock Market LLC.

The members of the Nominating Committee shall be appointed annually by the Board and may be replaced or removed by the Board at any time with or without cause. Resignation or removal of the Director from the Board, for whatever reason, shall automatically constitute resignation or removal, as applicable, from this committee. Vacancies occurring, for whatever reason, may be filled by the Board. The Board shall designate one member of the Nominating Committee to serve as Chairman of the Nominating Committee.

III.	Meetings

The Nominating Committee generally is to meet no less than two times per year in person or by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, with any additional meetings as deemed necessary or appropriate by the Nominating Committee. A majority of the members of the Nominating Committee shall constitute a quorum for purposes of holding a meeting and the Nominating Committee may act by a vote of a majority of members present at such meeting. In lieu of a meeting, the Nominating Committee may act by unanimous written consent.

Unless otherwise provided for in this Charter, the procedure for meetings of the Nominating Committee shall be governed by the provisions of the Company’s Articles of Association which regulate the meetings of the Board.

IV.	Nominating Committee Activities

The Nominating Committee’s purpose and responsibilities shall be to:

A.	Review of Charter

•	Review and reassess the adequacy of this Charter annually and submit any proposed changes to the Board for approval.

B.	Annual Performance Evaluation of the Nominating Committee

•	Perform an annual performance evaluation of the Nominating Committee and report to the Board on the results of such evaluation.

C.	Selection of New Directors

•

Recommend to the Board criteria for Board and committee membership, which shall include a description of any specific, minimum qualifications that the Nominating Committee believes must be met by a Nominating Committee- recommended nominee, and a description of any specific qualities or skills that the Nominating Committee believes are necessary for one or more of the Company’s directors to possess, and annually reassess the adequacy of such criteria and submit any proposed changes to the Board for approval. The current criteria for Board membership are attached to this Charter as Exhibit A.

•

Establish a policy with regard to the consideration of director candidates recommended by shareholders. The current policy is that the Nominating Committee will review and consider any director candidates who have been recommended by shareholders in compliance with the procedures established from time to time by the Nominating Committee and set forth in this Charter.

•

Establish procedures to be followed by shareholders in submitting recommendations for director candidates to the Nominating Committee. The current procedures to be followed by shareholders are set forth below:

1.

All shareholder recommendations for director candidates must be submitted to the Secretary of the Company at the principal executive offices of the Company, who will forward all recommendations to the Nominating Committee.

2.

All shareholder recommendations for director candidates must be submitted to the Company not less than 120 calendar days prior to the date on which the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting.

3.	All shareholder recommendations for director candidates must include the following information:

a.	The name and address of record of the shareholder.

b.

A representation that the shareholder is a record holder of the Company’s securities, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934.

c.

The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate.

d.

A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time and set forth in this Charter.

e.	A description of all arrangements or understandings between the shareholder and the proposed director candidate.

f.

The consent of the proposed director candidate (i) to be named in the proxy statement relating to the Company’s annual meeting of shareholders and (ii) to serve as a director if elected at such annual meeting.

g.

Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission, if then required.

•

Establish a process for identifying and evaluating nominees for the Board, including nominees recommended by shareholders. The current process for identifying and evaluating nominees for the Board is as follows:

1.

The Nominating Committee may solicit recommendations from any or all of the following sources: non-management directors, the Chief Executive Officer, other executive officers, third-party search firms, or any other source it deems appropriate.

2.	The Nominating Committee will review and evaluate the qualifications of any such proposed director candidate, and conduct inquiries it deems appropriate.

3.	The Nominating Committee will evaluate all such proposed director candidates in the same manner, with no regard to the source of the initial recommendation of such proposed director candidate.

4.

In identifying and evaluating proposed director candidates, the Nominating Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board.

•

Upon identifying individuals qualified to become members of the Board, consistent with the minimum qualifications and other criteria approved by the Board from time to time, recommend that the Board select the director nominees for election at each annual meeting of shareholders; provided that, if the Company is legally required by contract or otherwise to provide third parties with the ability to nominate individuals for election as a member of the Board (pursuant, for example, to the rights of holders of preferred stock to elect directors upon a dividend default or in accordance with shareholder agreements or management agreements), the selection and nomination of such director nominees shall be governed by such contract or other arrangement and shall not be the responsibility of the Nominating Committee.

•	Recommend that the Board select the directors for appointment to committees of the Board.

•

Review all shareholder nominations and proposals submitted to the Company (including any director nominations made by shareholders pursuant to Rule 14a- 11 (or any successor rule) under the Securities Exchange Act of 1934, as amended, or otherwise, and any proposal relating to the procedures for making nominations or electing directors), determine whether the nomination or proposal was submitted in a timely manner and, in the case of a director nomination, whether the nomination and the nominee satisfy all applicable eligibility requirements, and recommend to the Board appropriate action on each such nomination or proposal.

D.	Corporate Governance Guidelines

•	Review and reassess the adequacy of the Corporate Governance Guidelines annually and recommend any proposed changes to the Board for approval.

E.	Evaluation of Board of Directors and Management

•	Oversee annual evaluation of the Board and its committees and the Company’s management for the prior fiscal year.

F.	Matters Relating to Retention and Termination of Search Firms to Identify Director Candidates

•

At the Nominating Committee’s option, retain and terminate any search firm to assist in identifying director candidates. The Nominating Committee shall also have authority to approve any such search firm’s fees and other retention terms.

V.	General

•

The Nominating Committee may establish and delegate authority to subcommittees consisting of one or more of its members, when the Nominating Committee deems it appropriate to do so in order to carry out its responsibilities.

•	The Nominating Committee shall make regular reports to the Board concerning areas of the Nominating Committee’s responsibility.

•

In carrying out its responsibilities, the Nominating Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management and such experts, advisors and professionals with whom the Nominating Committee may consult. The Nominating Committee shall have the authority to request that any officer or employee of the Company, the Company’s outside legal counsel, the Company’s independent auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Nominating Committee or meet with any members of or advisors to the Nominating Committee. The Nominating Committee shall also have the authority to engage legal, accounting or other advisors to provide it with advice and information in connection with carrying out its responsibilities and shall have sole authority to approve any such advisor’s fees and other retention terms.

•	The Nominating Committee may perform such other functions as may be requested by the Board from time to time.

ADOPTED: October 7, 2013

EXHIBIT A

Board Membership Criteria

The Nominating Committee believes that it is in the best interests of the Company and its shareholders to obtain highly qualified individuals to serve on the Board.

At a minimum, the Nominating Committee must be satisfied that each Nominating Committee-recommended nominee meets the following minimum qualifications:

x	The nominee shall have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing.

x	The nominee shall be highly accomplished in his or her respective field, with superior credentials and recognition.

x	The nominee shall be well regarded in the community and shall have a long-term reputation for the highest ethical and moral standards.

x	The nominee shall have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve.

x	To the extent such nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.

In addition to the minimum qualifications for each nominee set forth above, the Nominating Committee shall recommend that the Board select persons for nomination to help ensure that:

x	A majority of the Board shall be “independent” in accordance with the standards established pursuant to Rule 5605(a)(2) of the Listing Rules of the NASDAQ Stock Market LLC.

x	Each of its Audit, Remuneration and Nominating Committees shall be comprised entirely of independent directors.

x

At least one member of the Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.

Finally, in addition to any other standards the Nominating Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Nominating Committee may consider the following factors when recommending that the Board select persons for nomination:

x	Whether the nominee has direct experience in the pharmaceutical, biotechnology or healthcare industries or in the markets in which the Company operates.

x	Whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Approved October 7, 2013

Appendix D

AMARIN CORPORATION PLC

REMUNERATION COMMITTEE TERMS OF REFERENCE

A. Membership

1.	The Committee shall comprise of a chairman and at least 2 other members, each of whom shall be a member of and appointed by the Board.

2.

The members of the Committee shall be non-executive directors who are independent of management and free from any business or other relationship which could interfere with the exercise of their independent judgement; and subject to any applicable exceptions, each member of the Committee shall also satisfy the independence standards established pursuant to Rule 5605(a)(2) of the NASDAQ Stock Market Rules.

3.	The Board shall appoint the Committee chairman. In the absence of the Committee chairman and/or an appointed deputy, the remaining members present shall elect one of their number to chair the meeting.

4.	The Company Secretary or a nominee shall act as the secretary of the Committee.

B. Meetings

1.	The Committee shall meet formally at least twice a year.

2.	A meeting of the Committee may be called by any member of the Committee or by the Secretary.

3.	The quorum for meetings shall be two.

4.

Notice of each meeting of the Committee, confirming the venue, time and date, and enclosing an agenda of items to be discussed shall, unless otherwise agreed by all concerned, be forwarded to each member of the Committee not fewer than 3 working days prior to the date of the meeting.

5.

The chief executive and the Company Secretary shall have the right to attend and speak at meetings of the Committee; others may be called upon or shall be able to speak by prior arrangement with the chairman of the Committee.

6.	In the absence of the Committee chairman or any appointed deputy, the remaining members present shall elect one of their number to chair the meeting.

7.	The Secretary shall keep appropriate records of all meetings of the Committee as well as minutes of the proceedings and all decisions made.

8.	No Committee attendee shall participate in any discussion or decision on their own remuneration, fees or terms or conditions of service.

C. Duties

The Committee shall:

1.

determine and agree with the Board the framework or broad policy for the remuneration of the Company’s or Group’s chief executive, the chairman of the Company and such other members of the executive management as it is designated to consider. The remuneration of non-executive directors shall be a matter for the Board excluding non-executive directors;

2.

in determining such policy, take into account factors which it deems necessary or appropriate. The objective of such policy shall be to ensure that members of the executive management of the company are provided with appropriate incentives to encourage enhanced performance and are, in a fair and responsible manner, rewarded for their individual contributions to the success of the company;

3.	determine targets for any performance related pay schemes operated by the Company for which senior executives are eligible;

4.	within the terms of the agreed policy, determine the total individual remuneration packages of each executive director including, where appropriate, bonuses, incentive payments and share options;

5.	determine the policy for and scope of pension arrangements, service agreements for the executive management team, termination payments and compensation commitments;

6.

in determining such packages and arrangements, give due regard to the comments and recommendations of any applicable codes of practice, the rules of any applicable stock exchange, and any legal requirements applicable to such determination;

7.	oversee any major changes in employee benefit structures throughout the Company or Group;

8.	vet and authorise the reimbursement of any claims for expenses from the chief executive and chairman of the Company in excess of £10,000;

9.	ensure that provisions regarding disclosure of remuneration for the purposes of the rules and regulation of any applicable stock exchange are complied with;

10.	review the annual report of the Board’s remuneration policy which will form part of the Company’s annual report and accounts;

11.

consider each year whether circumstances are such that the shareholders at the AGM should be invited to approve the remuneration policy which has been set out in the Company’s annual report and Accounts;

12.	ensure that the chairman of the Committee or, in his absence, an appointed deputy attends the company’s AGM to answer shareholders’ questions about directors’ remuneration.

D. Authority

The Committee is authorized, on behalf of the Board, to do any of the following, as the Committee deems necessary or appropriate in its discretion:

1.	Seek any information it requires from any employee of the Company in order to perform its duties.

2.	Retain or obtain the advice of compensation consultants, legal counsel and/or other advisers; provided that:

a.

The Committee is authorized to, and must, have direct responsibility for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the Committee and the Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to any such compensation consultant, legal counsel or other adviser; and

b.

Before any compensation consultant, legal counsel or other adviser (other than (1) in-house legal counsel or (2) any compensation consultant, legal counsel or other adviser whose role is limited to the following activities for which no disclosure would be required under Item 407(e)(3)(iii) of Regulation S-K under the U.S. Securities Act of 1933, as amended: (i) consulting on any broad-based plan that does not discriminate in scope, terms, or operation, in favor of executive officers or directors of the Company, and that is available generally to all salaried employees or (ii) providing information that either is not customized for a particular company or that is customized based on parameters that are not developed by the compensation consultant, legal counsel or other adviser and about which the compensation consultant, legal counsel or other adviser does not provide advice) is selected by, or provides advice to, the Committee, the Committee shall take into consideration the following factors:

i.	The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

ii.

The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

iii.	The policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

iv.	Any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;

v.	Any shares of the Company owned by the compensation consultant, legal counsel or other adviser; and

vi.	Any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

Approved October 7/8, 2013

PROXY FORM

AMARIN CORPORATION PLC

For use at the Annual General Meeting to be held at the Dublin offices of Arthur Cox LLP, Ten Earlsfort

Terrace, Dublin 2, D02 T380, Ireland at 3:00 p.m. on June 27, 2022.

I/We

(Name in full block capitals please)

of

being (a) member(s) of Amarin Corporation plc (the “Company”) hereby appoint the Chairman of the meeting or (see note 6 below)

as my/our proxy to attend, speak and vote for me/us and on my/our behalf as identified by an “X” in the appropriate box below at the Annual General Meeting of the Company to be held at 3:00 p.m. on June 27, 2022 and at any adjournment of the meeting. This form of proxy relates to the resolutions referred to below.

[I/We instruct my/our proxy to vote as follows:]

	Resolutions	For	Against	Abstain (see note 2)	Discretionary (see note 3)

1.	Ordinary resolution to re-elect Mr. Karim Mikhail as a director.

2.	Ordinary resolution to re-elect Mr. Per Wold-Olsen as a director.

3.	Ordinary resolution to re-elect Ms. Erin Enright as a director.

4.	Ordinary resolution to re-elect Mr. Alfonso Zulueta as a director.

5.	Ordinary resolution (advisory, non-binding vote) to approve the compensation of the Company’s “named executive officers.”

6.	Ordinary resolution to appoint Ernst & Young LLP as auditors of the Company to hold office until the conclusion of the next general meeting at which accounts are laid before the Company and to authorize the Audit Committee of the Board of Directors of the Company to fix the auditors’ remuneration.

7.	Ordinary resolution to adopt and approve the proposed amendment to the Company’s 2020 Stock Incentive Plan.

Dated
Signature(s)

Notes:

1.

Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any indication, the proxy will exercise his/her discretion as to whether and how he/she votes. The proxy may also vote or abstain from voting as he/she thinks fit on any other business which may properly come before the meeting.

2.	If you mark the box “abstain”, it will mean that your proxy will abstain from voting and, accordingly, your vote will not be counted either for or against the relevant resolution.

3.	If you mark the box “discretionary”, the proxy can vote as it chooses or can decide not to vote at all.

4.

The form of proxy should be signed and dated by the member or his attorney duly authorised in writing. If the appointer is a corporation this proxy should be under seal or under the hand of an officer or attorney duly authorised. Any alteration made to the form of proxy should be initialed.

5.

To be valid, this form of proxy, together with a duly signed and dated power of attorney or any other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority) must be signed and dated and lodged at the Company’s registrars at the address below, so as to be received by 3:00 p.m. on June 23, 2022.

6.

A proxy need not be the Chairman of the meeting. A member may appoint a proxy of his/her own choice. If you wish to appoint someone else to act as your proxy, you may strike out the words “the Chairman of the meeting” and insert the name of the person whom you wish to appoint to act as your proxy in the space provided. All amendments to this form must be initialed. If you sign and return this form with no name inserted in the space provided, the Chairman of the meeting will be deemed to be your proxy. A member may appoint more than one proxy in relation to the meeting provided that each proxy is appointed to exercise rights attached to different shares. A proxy need not be a member of the Company but must attend the meeting. Where someone other than the Chairman is appointed as a proxy, the member appointing him/her is responsible for ensuring that they attend the meeting and are aware of his/her voting intentions. If a member wishes his/her proxy to speak on his/her behalf at the meeting, he/she will need to appoint someone other than the Chairman and give his/her instructions directly to them. Given the continued uncertainty regarding the COVID-19 pandemic and the possibility of new measures and restrictions being imposed in Ireland in the future, you are encouraged to appoint the Chairman of the meeting as your proxy.

7.

In the case of joint holders, signature of any one holder will be sufficient, but the names of all the joint holders should be stated. The vote of the senior holder (according to the order in which the names stand in the register of members in respect of the holding) who tenders a vote in person or by proxy will be accepted to the exclusion of the vote(s) of the other joint holder(s).

8.

Completion and return of a form of proxy will not preclude a member from attending, speaking and voting at the meeting or any adjournment thereof in person. If a proxy is appointed and the member attends the meeting in person, the proxy appointment will automatically be terminated.

Address for lodgment of Proxies:

Equiniti

Aspect House

Spencer Road

Lancing

West Sussex

United Kingdom

BN99 6DA